Exhibit 99.2

Consolidated Financial Statements

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Cash and cash equivalents	$347,755	$233,101
Restricted cash	305,292	306,262
Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value	10,071,192	9,929,163
Mortgage loans held for investment, subject to nonrecourse debt, at fair value	5,291,444	5,396,167
Mortgage loans held for investment, at fair value	1,100,544	730,821
Mortgage loans held for sale, at fair value	2,140,361	2,222,811
Debt securities	9,230	10,773
Mortgage servicing rights, at fair value, $22,051 and $14,088, subject to nonrecourse MSR financing liability, respectively	267,364	180,684
Derivative assets	116,480	92,065
Fixed assets and leasehold improvements, net	26,079	24,512
Goodwill	128,750	121,233
Intangible assets, net	16,302	16,931
Due from related parties	1,463	2,559
Other assets, net	278,163	298,073

TOTAL ASSETS	$20,100,419	$19,565,155

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST (“CRNCI”) AND MEMBER’S EQUITY
HMBS related obligations, at fair value	$9,926,132	$9,788,668
Nonrecourse debt, at fair value	5,227,943	5,271,842
Other financing lines of credit	3,340,345	2,973,743
Payables and other liabilities	425,317	400,058
Notes payable, net	336,296	336,573

TOTAL LIABILITIES	19,256,033	18,770,884

Commitments and contingencies (Note 23)
CRNCI	203,216	166,231
MEMBER’S EQUITY
FoA Equity Capital LLC member’s equity	641,736	628,176
Accumulated other comprehensive (loss) income	(2)	9
Noncontrolling interest	(564)	(145)

TOTAL MEMBER’S EQUITY	641,170	628,040

TOTAL LIABILITIES, CRNCI AND MEMBER’S EQUITY	$20,100,419	$19,565,155

See accompanying notes to unaudited consolidated financial statements

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)

The following table presents the assets and liabilities of the Company’s consolidated variable interest entities, which are included on the Consolidated Statements of Financial Condition above, and excludes intercompany balances and other retained beneficial interests that eliminate in consolidation.

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Restricted cash	$287,238	$293,580
Mortgage loans held for investment, subject to nonrecourse debt, at fair value
2021 FASST HB1	520,850	—
2019 FASST JR2	462,022	488,760
2018 FASST JR1	421,710	449,069
2019 FASST JR3	420,389	450,703
2020 FASST HB2	394,767	398,480
2020 FASST JR3	359,678	372,015
2019 FASST JR4	347,459	377,265
2020 FASST JR2	324,100	341,439
2020 FASST S3	317,752	316,774
2019 FASST JR1	312,802	331,244
2020 FASST S2	306,426	311,721
2018 FASST JR2	249,180	264,622
2020 FASST JR1	244,019	263,266
2020 FASST JR4	223,090	237,100
2020 FASST S1	185,224	189,243
2020 RTL1 ANTLR	95,217	137,989
2018 RTL1 ANTLR	54,496	82,393
2019 RTL1 ANTLR	52,263	118,161
2020 FASST HB1	—	265,923
Other assets	59,438	79,528

TOTAL ASSETS	$5,638,120	$5,769,275

LIABILITIES
Nonrecourse debt, at fair value
2021 FASST HB1	$563,751	$—
2020 FASST HB2	454,449	472,074
2019 FASST JR2	446,893	463,568
2018 FASST JR1	440,459	450,268
2019 FASST JR3	401,826	423,406
2019 FASST JR4	333,823	350,514
2020 FASST JR3	333,291	337,024
2019 FASST JR1	310,208	326,367
2020 FASST S2	294,213	298,435
2020 FASST JR2	293,121	297,046
2020 FASST S3	289,328	294,226
2018 FASST JR2	260,163	265,695

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)

2020 FASST JR1	229,794	238,438
2020 FASST JR4	203,063	217,362
2020 FASST S1	178,532	181,630
2020 RTL1 ANTLR	90,438	140,441
2018 RTL1 ANTLR	43,648	80,767
2019 RTL1 ANTLR	38,892	121,580
2020 FASST HB1	—	298,913
Payables and other liabilities	171	291

TOTAL LIABILITIES	$5,206,063	$5,258,045

Net fair value of assets subject to nonrecourse debt	$432,057	$511,230

See accompanying notes to unaudited consolidated financial statements

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands)

(Unaudited)

	For the three months ended March 31,
	2021	2020
REVENUES
Gain on sale and other income from mortgage loans held for sale, net	$291,334	$130,684
Net fair value gains on mortgage loans and related obligations	76,663	13,380
Fee income	152,509	69,956
Net interest expense:
Interest income	12,661	8,171
Interest expense	(34,366)	(33,932)

Net interest expense	(21,705)	(25,761)

TOTAL REVENUES	498,801	188,259

EXPENSES
Salaries, benefits and related expenses	238,530	144,378
Occupancy, equipment rentals and other office related expenses	7,597	7,403
General and administrative expenses	127,217	78,566

TOTAL EXPENSES	373,344	230,347

NET INCOME (LOSS) BEFORE INCOME TAXES	125,457	(42,088)
Provision for income taxes	1,137	318

NET INCOME (LOSS)	124,320	(42,406)
CRNCI	4,260	(15,386)
Noncontrolling interest	201	229

NET INCOME (LOSS) ATTRIBUTABLE TO FOA EQUITY CAPITAL LLC	119,859	(27,249)
COMPREHENSIVE LOSS ITEM:
Impact of foreign currency translation adjustment	(11)	(7)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO FOA EQUITY CAPITAL LLC	$119,848	$(27,256)

See accompanying notes to unaudited consolidated financial statements

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity

(Dollars in thousands)

(Unaudited)

	FoA Equity Capital LLC Member’s Equity	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total
Balance at December 31, 2019	$482,719	$(51)	$145	$482,813
Contributions from members	1,042	—	—	1,042
Net (loss) income attributable to FoA Equity Capital LLC	(27,249)	—	229	(27,020)
Foreign currency translation adjustment	—	(8)	—	(8)

Balance at March 31, 2020	$456,512	$(59)	$374	$456,827

Balance at December 31, 2020	$628,176	$9	$(145)	$628,040
Contributions from members	1,426	—	—	1,426
Distributions to members	(75,000)	—	—	(75,000)
Noncontrolling interest distributions	—	—	(620)	(620)
Net income attributable to FoA Equity Capital LLC	119,859	—	201	120,060
Accretion of CRNCI to redemption price	(32,725)	—	—	(32,725)
Foreign currency translation adjustment	—	(11)	—	(11)

Balance at March 31, 2021	$641,736	$(2)	$(564)	$641,170

See accompanying notes to unaudited consolidated financial statements

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	For the three months ended March 31,
	2021	2020
Operating Activities
Net income (loss)	$124,320	$(42,406)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale and other income from mortgage loans held for sale, net	(291,334)	(130,684)
Unrealized changes in fair value on mortgage loans, related obligations and derivatives	(69,283)	(5,003)
Change in fair value of mortgage servicing rights	(20,349)	775
Depreciation and amortization	5,366	5,202
Change in fair value of nonrecourse MSR financing liability	(390)	—
Loss on investments	9,464	—
Non-cash expense related to leases	1,411	335
Interest rate swap settlements	38,555	(2,776)
Originations/purchases of mortgage loans held for sale	(8,569,575)	(4,385,710)
Proceeds from sale of mortgage loans held for sale	8,878,131	4,408,162
Changes in operating assets and liabilities:
Other assets	111,423	(19,758)
Payables and accrued expenses	(99,696)	38,486

Net cash provided by (used in) operating activities	118,043	(133,377)

Investing Activities
Purchases and originations of mortgage loans held for investment	(1,151,925)	(948,843)
Proceeds/payments received on mortgage loans held for investment	677,777	385,270
Purchases and originations of mortgage loans held for investment, subject to nonrecourse debt	(12,247)	(10,352)
Proceeds/payments on mortgage loans held for investment, subject to nonrecourse debt	217,452	114,954
Purchases of debt securities	(557)	(5,010)
Proceeds/payments on debt securities	2,096	14,699
Proceeds on sale of mortgage servicing rights	7,765	—
Purchases of mortgage servicing rights	(9,014)	—
Acquisition of fixed assets	(4,178)	(1,534)
Purchase of investments	—	(563)
Payments on deferred purchase price liability	(657)	(493)
Issuance of convertible notes receivable	(2,550)	—
Note receivable from Renovate America	(35,260)	—
Acquisition of subsidiaries, net of cash acquired	(749)	(197)

Net cash used in investing activities	(312,047)	(452,069)

Finance of America Equity Capital LLC and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	For the three months ended March 31,
	2021	2020
Financing Activities
Proceeds from securitizations of mortgage loans, subject to HMBS related obligations	602,172	446,488
Payments on HMBS related obligations	(506,142)	(480,418)
Proceeds from issuance of nonrecourse debt, net	579,518	515,835
Payments on nonrecourse debt	(658,300)	(400,498)
Proceeds from other financing lines of credit	10,027,696	6,113,558
Payments on other financing lines of credit	(9,660,588)	(5,647,276)
Debt issuance costs	(2,467)	(1,377)
Noncontrolling interest distributions	(620)	—
Member distributions	(75,000)	—
Member contributions	1,426	1,042

Net cash provided by financing activities	307,695	547,354

Foreign currency translation adjustment	(7)	(4)

Net increase (decrease) in cash and restricted cash	113,684	(38,096)
Cash and restricted cash, beginning of period	539,363	382,664

Cash and restricted cash, end of period	$653,047	$344,568

Supplementary Cash Flows Information
Cash paid for interest	$50,071	$45,214
Cash paid for taxes, net	63	15
Loans transferred to mortgage loans held for investment, at fair value, from mortgage loans held for investment, subject to nonrecourse debt, at fair value	283,428	234,596
Loans transferred to mortgage loans held for sale, at fair value, from mortgage loans held for investment, at fair value	—	170,158
Loans transferred to government guaranteed receivables from mortgage loans held for investment, at fair value, and mortgage loans held for investment, subject to nonrecourse debt, at fair value	71	6,142
Loans transferred to mortgage loans held for investment, subject to nonrecourse debt, at fair value, from mortgage loans held for investment, at fair value	272,098	416,110
Loans transferred to mortgage loans held for investment, at fair value, from mortgage loans held for sale, at fair value	42,909	—

See accompanying notes to unaudited consolidated financial statements

Notes to Unaudited Consolidated Financial Statements

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

1.	Organization and Description of Business

Finance of America Equity Capital LLC (“FoA” or the “Company”) is a limited liability company that was formed in July 2020. FoA is a wholly-owned subsidiary of UFG Holdings LLC (“UFG” or “Parent”). FoA is a financial services holding company which, through its operating subsidiaries, is a leading originator and servicer of residential mortgage loans and provider of complementary financial services.

FoA owns all of the outstanding equity interests or has a controlling financial interest in Finance of America Funding LLC (“FOAF”) and Finance of America Holdings LLC (“FAH”) and Incenter LLC (“Incenter”), which are wholly owned subsidiaries of FOAF (collectively known as “operating subsidiaries”).

The Company, through its primary operating subsidiary FAH, originates, purchases, sells and securitizes conventional (conforming to the underwriting standards of Fannie Mae or Freddie Mac; collectively referred to as government sponsored entities (“GSEs”), government-insured (Federal Housing Administration (“FHA”)), government guaranteed (Department of Veteran Affairs), and proprietary non-Agency residential and reverse mortgages. In addition, FAH also serves as a specialty finance company which originates a variety of commercial mortgage loans to owners and investors of single and multi-family residential rental properties. The Company, through its other operating subsidiary, Incenter, also provides lender services, title services, secondary markets advisory, mortgage trade brokerage, appraisal and capital management services to customers in the residential mortgage, student lending, and commercial lending industries. Incenter operates a foreign branch in the Philippines for fulfillment transactional support.

Business Combination

On October 12, 2020, the Company and Replay Acquisition Corp. (“Replay Acquisition”), a publicly traded special purpose acquisition company, agreed to a business combination that will result in Finance of America becoming a publicly listed company. The Company; Replay Acquisition; Finance of America Companies Inc., a Delaware corporation and wholly owned subsidiary of Replay (“New Pubco”); RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Replay Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers” or the “Continuing Unitholders”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 of the Transaction Agreement (as defined below) (the “Seller Representative”), entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which Replay agreed to combine with FoA in a series of transactions (collectively, the “Business Combination”) that will result in New Pubco becoming a publicly-traded company on the New York Stock Exchange (the “NYSE”) and controlling FoA in an “UP-C” structure.

Concurrently with the execution of the Transaction Agreement, (i) the Company entered into subscription agreements with various investors, including an affiliate of our Sponsor, pursuant to which such investors agreed to purchase our ordinary shares (which ordinary shares will be converted into Replay LLC Units pursuant to the Domestication and then will be converted into the right to receive shares of Class A Common Stock pursuant to the Replay Merger) (each such subscription agreement, a “Replay PIPE Agreement”), and (ii) New Pubco entered into subscription agreements with certain funds affiliated with related parties (collectively, the “Principal Stockholders”, and together with the investors party to the Replay PIPE Agreements, the “PIPE Investors”) pursuant to which the Principal Stockholders agreed to purchase shares of Class A Common Stock (together with the ordinary shares being purchased pursuant to the Replay PIPE Agreements, the “PIPE Shares”). In the aggregate, the PIPE Investors have committed to purchase $250.0 million of PIPE Shares, at a purchase price of $10.00 per PIPE Share, including $10.0 million of PIPE Shares to be purchased by an affiliate of our Sponsor.

The Proposed Business Combination will close on April 1, 2021. Refer to Note 32 - Subsequent Events for additional information.

Ongoing Risks

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The COVID-19 pandemic has adversely impacted global financial markets and contributed to significant volatility in market liquidity and yields required by market investors in the type of financial instruments originated by the Company’s primary operating subsidiaries. In the U.S., significant fiscal stimulus measures, monetary policy actions and other relief measures have helped to moderate the negative economic impacts of COVID-19, and have supported the economic recovery which began in 2020 and continues into 2021. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law. In March 2021, the U.S. federal government passed a $1.9 trillion American Rescue Plan Act or ARPA, which together with the CARES Act and other fiscal stimulus measures put in place in 2020, provide for, among other things, funding to state and local governments, direct payments to households, support for small businesses, renter assistance and funding for transport, airlines, healthcare and education. Monetary policy decisions have included quantitative easing and the provision of liquidity to financial institutions and credit markets. In addition, housing measures, such as forbearance on mortgages and suspension of foreclosures and evictions, and various executive orders have helped to provide relief.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this report. The Company’s management is actively monitoring the global situation and its effect on the Company’s financial condition, liquidity, operations, industry, and workforce. Further, the Company cannot estimate the length or gravity of the impact that the COVID-19 pandemic on the residential mortgage and commercial lending industries. As of March 31, 2021, the COVID-19 pandemic remains in place and impacts the economic environment in which the Company conducts business but has not had a material impact to the Company’s consolidated financial statements for three months ended March 31, 2021. However, as the pandemic continues, it may have an adverse effect on the Company’s results of future operations, financial position, intangible assets and liquidity in fiscal year 2021.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

2.	Summary of Significant Accounting Policies

Basis of Presentation

FoA is a holding company formed under the laws of the State of Delaware in July 2020. Through its Parent, the Company is owned by Libman Family Holdings, LLC, certain investment funds affiliated with The Blackstone Group Inc. (“Blackstone”) and other co-investors (collectively, the “Initial Investors”). There are no historical operating results as, contemporaneous with the formation of FoA, UFG contributed all of its operating subsidiaries into FoA in a common control reorganization. The reorganization was accounted for as a reorganization under common control and, accordingly, the historical basis of accounting was retained as if the entities had always been combined for financial reporting purposes. The Company conducts substantially all of its business operations through its operating subsidiaries. In October 2020, UFG and FoA entered into a transaction agreement with a special purpose acquisition company (“SPAC”), pursuant to which, the SPAC will acquire an equity interest in FoA from its Initial Investors.

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The significant accounting policies described below, together with the other notes that follow, are an integral part of the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and certain variable interest entities (“VIEs”) where the Company is the primary beneficiary. The Company is deemed to be the primary beneficiary of a VIE when it has both (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (2) exposure to benefits and/or losses that could potentially be significant to the entity. Assets and liabilities of VIEs and their respective results of operations are consolidated from the date that the Company became the primary beneficiary through the date that the Company ceases to be the primary beneficiary.

The company consolidates the accounts of Finance of America Commercial Holdings LLC (“FACo Holdings”), the noncontrolling interests of which meet the definition of contingently redeemable financial instruments for which the ability to redeem is outside the control of the consolidating entity. The Contingently Redeemable Noncontrolling Interest (“CRNCI”) in this subsidiary is shown as a separate caption between liabilities and equity. Any income or losses attributable to the CRNCI are shown as an addition to or deduction from CRNCI in the Consolidated Statements of Financial Condition. All significant intercompany balances and transactions have been eliminated. See Note 25 - Changes in CRNCI for further discussion of the CRNCI and additions to or deductions from the CRNCI balance.

Net Income Per Unit

FoA’s capital structure consists of a single class of outstanding membership units which are held by one member, UFG. Therefore, the Company has omitted earnings per unit due to the limited number of LLC unit holders for the periods presented.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Reclassifications

Certain amounts from the prior year consolidated financial statements have been reclassified to conform to the current year financial presentation.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Recently Adopted Accounting Guidance

Standard	Description	Effective Date	Effect on Consolidated Financial Statements
ASU 2016-13 , Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, ASU 2019-05, Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief, ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, ASU 2020-03, Codification Improvements to Financial Instruments

Requires use of the current expected credit loss model that is based on expected losses (net of expected recoveries), rather than incurred losses, to determine our allowance for credit losses on financial assets measured at amortized cost, certain net investments in leases and certain off-balance sheet arrangements.

Replaces current accounting for purchased credit impaired (“PCI”) and impaired loans.

Amends the other-than-temporary impairment model for available for sale debt securities. The new guidance requires that credit losses be recorded through an allowance approach, rather than through permanent write-downs for credit losses and subsequent accretion of positive changes through interest income over time.

		January 2020	The Company determined that certain servicer advances and other receivables, net of reserves including in other assets are with the scope of ASU 2016-13. The Company determined that these receivables have limited expected credit-related losses due to the contractual servicing agreements with agencies and loan product guarantees. Furthermore, the Company determined that for outstanding servicer and other advances, that the majority of estimated losses are attributable to losses due to servicing operational errors and credit-related losses are not significant because of the contractual relationship with the agencies. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

ASU 2018-17 , Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities	The amendments in this Update require that indirect interests held through related parties under common control be considered on a proportional basis when determining whether fees paid to decision makers or service providers are variable interests. These amendments align with the determination of whether a reporting entity within a related party group is the primary beneficiary of a VIE.	January 2020	The Company adopted this guidance using the prospective method of adoption. Adoption of this standard did not have a material impact on the consolidated financial statements.

ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment

Historical guidance for goodwill impairment testing prescribed that the Company must compare each reporting unit’s carrying value to its fair value. If the carrying value exceeds fair value, an entity performs the second step, which assigns the reporting unit’s fair value to its assets and liabilities, including unrecognized assets and liabilities, in the same manner as required in purchase accounting and then records an impairment. This ASU eliminates the second step.

Under the new guidance, an impairment of a reporting unit’s goodwill is determined based on the amount by which the reporting unit’s carrying value exceeds its fair value, limited to the amount of goodwill allocated to the reporting unit.

		January 2020	The Company adopted this guidance using the prospective method of adoption. Adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Standard	Description	Effective Date	Effect on Consolidated Financial Statements
ASU 2018-13 , Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement

The amendments in this Update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurements, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. Certain disclosure requirements were either removed, modified, or added.

This guidance removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 fair value measurement methodologies, the policy for timing of transfers between levels and the valuation processes for Level 3 fair value measurements. It also adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. For certain unobservable inputs, entities may disclose other quantitative information in lieu of the weighted average if the other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements.

		January 2020	The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

ASU 2018-15 , Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract	The amendments in this Update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license).	January 2020	The Company adopted this guidance using the prospective method of adoption. Adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Recently Issued Accounting Guidance, Not Yet Adopted as of March 31, 2021

Standard	Description	Date of Planned Adoption	Effect on Consolidated Financial Statements
ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting ASU 2021-01, Reference Rate Reform (Topic 848): Codification Clarification

The amendments in this Update provide temporary optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference London Inter-Bank Offered Rate (“LIBOR”) or other interbank offered rates expected to be discontinued.

In January 2021, FASB issued an Update which refines the scope of ASU Topic 848 and clarifies the guidance issued to facilitate the effects of reference rate reform on financial reporting. The amendment permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements and calculating price alignment interest in connection with reference rate reform activities.

TBD

This ASU is effective from March 12, 2020 through December 31, 2022.

If LIBOR ceases to exist or if the methods of calculating LIBOR change from the current methods for any reasons, interest rates on our floating rate loans, obligation derivatives, and other financial instruments tied to LIBOR rates, may be affected and need renegotiation with its lenders.

The Company is in the process of reviewing the potential impact that the adoption of this ASU will have on the Company’s consolidated financial statements and related disclosures.

3.	Variable Interest Entities and Securitizations

The Company determined that the SPEs created in connection with its securitizations are VIEs. A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is the entity that, through its variable interests has both the power to direct the activities that significantly impact the VIE’s economic performance and the obligations to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Finance of America Commercial

Finance of America Commercial LLC (“FACo”) securitizes certain of its interests in fix & flip mortgages. The transactions provide debt security holders the ability to invest in a pool of performing loans secured by investment real estate. The transactions provide the Company with access to liquidity for the loans and ongoing management fees. The principal and interest on the outstanding debt securities are paid using the cash flows from the underlying loans, which serve as collateral for the debt. The Company has determined that the securitization structure meets the definition of a VIE. In its capacity as servicer of the securitized loans, the Company retains the power to direct the VIE’s activities that most significantly impact the VIEs economic performance. The Company has also retained certain beneficial interests in these trusts which provide exposure to potential gains and losses on the performance of the trust. As the Company has both the power to direct the activities that significantly impact the VIE’s economic performance and the obligations to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company has determined it meets the definition of the primary beneficiary and consolidates the trusts.

Certain obligations may arise from the agreements associated with transfers of loans. Under these agreements, the Company may be obligated to repurchase the loans, or otherwise indemnify or reimburse the investor for losses incurred due to material breach of contractual representations and warranties.

For the three months ended March 31, 2021 and 2020, there were no charge-offs associated with these transferred mortgage loans related to the standard securitization representations and warranties obligations.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Finance of America Reverse

Finance of America Reverse LLC (“FAR”) securitizes certain of its interests in non-performing reverse mortgages and non-agency reverse mortgage loans. The transactions provide investors with the ability to invest in a pool of reverse mortgage loans secured by one-to-four-family residential properties. The transactions provide FAR with access to liquidity for these assets, ongoing servicing fees, and potential residual returns. The principal and interest on the outstanding certificates are paid using the cash flows from the underlying reverse mortgage loans, which serve as collateral for the debt. The securitizations are callable at or following the optional redemption date as defined in the respective indenture agreements. FAR has determined that these securitization structures meet the definition of VIEs. In its capacity as servicer of the securitized loans, the Company retains the power to direct the VIE’s activities that most significantly impact the VIEs economic performance. The Company has also retained certain beneficial interests in these trusts which provide exposure to potential gains and losses on the performance of the trust. As the Company has both the power to direct the activities that significantly impact the VIE’s economic performance and the obligations to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company has determined it meets the definition of the primary beneficiary and consolidates the trusts.

In February 2021, the Company executed its optional redemption of outstanding securitized notes related to outstanding nonperforming HECM securitizations. As part of the optional redemption, the Company paid off notes with an outstanding principal balance of $294.2 million. The notes were paid off at par.

The following table presents the assets and liabilities of the Company’s consolidated VIEs, which are included in the Consolidated Statements of Financial Condition and excludes intercompany balances, except for retained bonds (in thousands):

	March 31, 2021	December 31, 2020
ASSETS
Restricted cash	$287,238	$293,580
Mortgage loans held for investment, subject to nonrecourse debt, at fair value
2021 FASST HB1	520,850	—
2019 FASST JR2	462,022	488,760
2018 FASST JR1	421,710	449,069
2019 FASST JR3	420,389	450,703
2020 FASST HB2	394,767	398,480
2020 FASST JR3	359,678	372,015
2019 FASST JR4	347,459	377,265
2020 FASST JR2	324,100	341,439
2020 FASST S3	317,752	316,774
2019 FASST JR1	312,802	331,244
2020 FASST S2	306,426	311,721
2018 FASST JR2	249,180	264,622
2020 FASST JR1	244,019	263,266
2020 FASST JR4	223,090	237,100
2020 FASST S1	185,224	189,243
2020 RTL1 ANTLR	95,217	137,989
2018 RTL1 ANTLR	54,496	82,393
2019 RTL1 ANTLR	52,263	118,161
2020 FASST HB1	—	265,923
Other assets	59,438	79,528

TOTAL ASSETS	$5,638,120	$5,769,275

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

LIABILITIES
Nonrecourse debt, at fair value
2021 FASST HB1	$563,751	$—
2019 FASST JR2	470,414	487,966
2020 FASST HB2	459,942	474,599
2018 FASST JR1	448,296	458,279
2019 FASST JR3	422,975	445,691
2019 FASST JR4	351,393	368,963
2020 FASST JR3	350,833	354,762
2019 FASST JR1	326,535	343,544
2020 FASST JR2	308,899	313,057
2020 FASST S2	308,503	314,144
2020 FASST S3	304,985	309,713
2018 FASST JR2	264,125	269,741
2020 FASST JR1	241,888	250,988
2020 FASST JR4	213,752	228,804
2020 FASST S1	185,473	191,189
2020 RTL1 ANTLR	90,696	140,839
2018 RTL1 ANTLR	43,648	80,767
2019 RTL1 ANTLR	40,930	127,981
2020 FASST HB1	—	298,914
Payables and other liabilities	171	291

TOTAL LIABILITIES	$5,397,209	$5,460,232

4.	Acquisitions

Renovate America Inc.

On March 26, 2021, the Company acquired certain assets of Renovate America Inc. (“RAI”) in an asset purchase agreement for $43.5 million. The transaction will be accounted for using the acquisition method, including $36.0 million in total assets acquired resulting from the purchase have been initially recorded, consisting primarily of purchased loans, with the remaining $7.5 million of the purchase price being allocated to goodwill. Under the acquisition method of accounting, RAI’s assets and liabilities will be recorded at estimated fair value as of the acquisition date with the excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, recognized as goodwill.

Additional disclosures required by ASC 805, Business Combinations, with respect to the acquisition have been omitted because the information needed for the disclosures is not currently available due to the close proximity of closing of this transaction with the date these consolidated financial statements are being issued.

5.	Fair Value

ASC 820, Fair Value Measurement (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability and follows a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

All aspects of nonperformance risk, including the Company’s own credit standing, are considered when measuring the fair value of a liability.

Following is a description of the three levels:

Level 1 Inputs: Quoted prices for identical instruments in active markets.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Level 2 Inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs: Instruments with unobservable inputs that are significant to the fair value measurement.

The Company classifies assets in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy for the three months ended March 31, 2021 and 2020.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and the details of the valuation models, key inputs to those models and significant assumptions utilized.

Reverse Mortgage Loans Held for Investment, Subject to HMBS Related Obligations, at Fair Value

HECM loans securitized into Ginnie Mae “GNMA” HMBS are not actively traded in open markets with readily observable market prices.

The Company values HECM loans securitized into GNMA HMBS utilizing a present value methodology that discounts estimated projected cash flows over the life of the loan portfolio using prepayment, borrower mortality, borrower draw and discounts rate assumptions management believes a market participant would use in estimating fair value. The significant unobservable inputs used in the measurement include:

Conditional Repayment Rate - the Company projects borrower prepayment rates which considers borrower age and gender and is based on historical termination rates. The outputs of borrower prepayment rates, which include both voluntary and involuntary prepayments, are utilized to anticipate future terminations.

Loss Frequency/Severity - termination proceeds are adjusted for expected loss frequencies and severities to arrive at net proceeds that will be provided upon final resolution. Historical experience is utilized to estimate the loss rates resulting from scenarios where FHA insurance proceeds are not expected to cover all principal and interest outstanding and, as servicer, the Company is exposed to losses upon resolution of the loan. Loss frequency and severities are based upon the historical experience with specific loan resolution waterfalls.

Due and Payable Triggers - the input for terminations not attributable to an FHA assignment is based on historical foreclosure and liquidation experience.

Discount Rate - derived based upon reference to yields required by market participants for recent transactions in the HECM loan bulk market adjusted based upon weighted average life of the loan portfolio. This rate reflects what the Company believes to be a market participant’s required yield on HECM loans of similar weighted average lives. The yield spread is applied over interpolated benchmark curve or as a spread over collateral forward curve.

Borrower Draw Rates - the draw curve is estimated based upon the historical experience with the specific product type contemplating the borrower’s age and loan age.

Changes to any of these assumptions could result in significantly different valuation results. The Company classifies reverse mortgage loans held for investment as Level 3 assets within the GAAP hierarchy, as they are dependent on unobservable inputs.

The following table presents the weighted average significant unobservable inputs used in the fair value measurement of reverse mortgage loans held for investment, subject to HMBS related obligations, for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Conditional repayment rate	NM	20.9%	NM	20.0%
Loss frequency(1)	NM	4.0%	NM	4.4%
Loss severity(1)	4.9% - 13.1%	5.2%	5.1% - 13.3%	5.4%
Discount rate	NM	2.0%	NM	1.6%
Average draw rate	NM	1.1%	NM	1.1%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss frequency and severity represents the frequency of losses and the losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company aggregates loan portfolios based upon the underlying securitization trust and values these loans using these aggregated pools. The range of inputs provided above are based upon the range of inputs utilized for each securitization trust.

Mortgage Loans Held for Investment, Subject to Nonrecourse Debt, at Fair Value

Reverse Mortgage Loans

Reverse mortgage loans held for investment, subject to nonrecourse debt, include HECM loans previously purchased out of GNMA HMBS pools and non FHA-insured jumbo reverse mortgages, which have been subsequently securitized and serve as collateral for the issued debt. These loans are not traded in active and open markets with readily observable market prices. The Company classifies reverse mortgage loans held for investment, subject to nonrecourse debt as Level 3 assets within the GAAP hierarchy.

HECM Buyouts - Securitized (Nonperforming)

The Company values HECM buyouts utilizing a present value methodology that discounts estimated projected cash flows over the life of the portfolio using conditional repayment, loss frequency and severity, borrower mortality, and discount rate assumptions management believes a market participant would use in estimating fair value.

The following table presents the weighted average significant unobservable inputs used in the fair value measurement of these assets and liabilities for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Conditional repayment rate	NM	42.6%	NM	42.9%
Loss frequency(1)	25.0% - 100.0%	52.3%	25.0% - 100.0%	54.8%
Loss severity(1)	4.9% - 13.1%	7.5%	5.1% - 13.3%	7.5%
Discount rate	NM	3.6%	NM	4.1%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss frequency and severity represents the frequency of losses and the losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

The Company aggregates loan portfolios based upon the underlying securitization trust and values these loans using these aggregated pools. The range of inputs provided above are based upon the range of inputs utilized for each securitization trust.

HECM Buyouts - Securitized (Performing)

The Company values securitized HECM buyouts utilizing a present value methodology that discounts estimated projected cash flows over the life of the portfolio using conditional repayment, loss frequency and severity, borrower mortality, and discount rate assumptions management believes a market participant would use in estimating fair value.

The following table presents the weighted average significant unobservable inputs used in the fair value measurement of these assets and liabilities for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Weighted-average remaining life in years	NM	8.6	NM	8.5
Conditional repayment rate	NM	13.7%	NM	14.7%
Loss severity(1)	4.9% - 13.1%	8.5%	5.1% - 13.3%	7.7%
Discount rate	NM	3.7%	NM	3.5%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss severity represents the losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company aggregates loan portfolios based upon the underlying securitization trust and values these loans using these aggregated pools. The range of inputs provided above are based upon the range of inputs utilized for each securitization trust.

Non-Agency Reverse Mortgage - Securitized

The Company values securitized non-agency reverse mortgage loans utilizing a present value methodology that discounts estimated projected cash flows over the life of the loan portfolio using repayment, home price appreciation, pool-level losses, and discount rate assumptions. The following table presents the significant unobservable inputs used in the fair value measurements of non-agency reverse mortgage loans for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Weighted-average remaining life in years	NM	7.1	NM	6.9
Loan to value	0.1% - 74.4%	49.0%	9.0% - 73.1%	48.2%
Conditional repayment rate	NM	18.8%	NM	18.7%
Loss severity(1)	NM	10.0%	NM	10.0%
Home price appreciation	3.9% - 8.8%	6.0%	1.1% - 8.9%	5.6%
Discount rate	NM	4.0%	NM	3.6%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss severity represents the losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

The Company aggregates loan portfolios based upon the underlying securitization trust and values these loans using these aggregated pools. The range of inputs provided above are based upon the range of inputs utilized for each securitization trust.

Commercial Mortgage Loans

Fix & Flip - Securitized

The Fix & Flip loans are short-term loans for individual real estate investors, with terms ranging from 9-18 months. This product is valued using a discounted cash flow model. The Company classifies these mortgage loans as Level 3 assets within the GAAP hierarchy.

The Company utilized the following weighted average assumptions in estimating the fair value of fix & flip mortgage loans for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Prepayment rate (SMM)	NM	18.6%	NM	17.1%
Discount rate	6.6% - 10.0%	6.6%	6.7% - 10.0%	6.7%
Loss frequency(1)	0.0% - 65.0%	0.8%	0.2% - 44.0%	0.6%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss frequency represents the frequency of losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company aggregates loan portfolios based upon the underlying securitization trust and values these loans using these aggregated pools. The range of inputs provided above are based upon the range of inputs utilized for each securitization trust.

Mortgage Loans Held for Investment, at Fair Value

Reverse Mortgage Loans

Reverse mortgage loans held for investment, at fair value, consists of originated or purchased HECM and non-agency reverse mortgage loans not yet securitized, unsecuritized tails, and certain HECMs purchased out of GNMA HMBS (“Inventory Buyouts”) that the Company intends to securitize for purposes of serving as collateral for future securitization transfers.

Originated or purchased HECM loans held for investment are valued predominantly by utilizing forward HMBS prices for similar pool characteristics and based on observable market data. These amounts are further adjusted to include future cash flows that would be earned for servicing the HECM loan over the life of the asset.

Unsecuritized tails consists of performing and nonperforming repurchased loans. The fair value of performing unsecuritized tails are valued at current pricing levels for similar GNMA HMBS. The fair value of nonperforming unsecuritized tails is based on expected claim proceeds from HUD upon assignment of the loans.

The fair value of repurchased loans is based on expected cash proceeds of the liquidation of the underlying properties and expected claim proceeds from HUD. The primary assumptions utilized in valuing nonperforming repurchased loans include loss frequency and loss severity. Termination proceeds are adjusted for expected loss frequencies and severities to arrive at net proceeds that will be provided upon final resolution, including assignments to FHA. Historical experience is utilized to estimate the loss rates resulting from scenarios where FHA insurance proceeds are not expected to cover all principal and interest outstanding and as servicer, the Company is exposed to losses upon resolution of the loan.

The Company classifies reverse mortgage loans held for investment, at fair value as Level 3 assets within the GAAP hierarchy.

Inventory Buyouts

The fair value of Inventory Buyouts is based on the expected cash proceeds of the liquidation of the underlying properties and expected claim proceeds from HUD. The primary assumptions utilized in valuing Inventory Buyouts include loss frequency and loss severity. Termination proceeds are adjusted for expected loss frequencies and severities to arrive at net proceeds that will be provided upon final resolution, including assignments to FHA. Historical experience is utilized to estimate the loss rates resulting from scenarios where FHA insurance proceeds are not expected to cover all principal and interest outstanding and as servicer, the Company is exposed to losses upon resolution of the loan.

The Company values Inventory Buyouts utilizing a present value methodology that discounts estimated projected cash flows over the life of the portfolio using conditional repayment, loss frequency and severity, borrower mortality, and discount rate assumptions management believes a market participant would use in estimating fair value.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The following table presents the weighted average significant unobservable inputs used in the fair value measurement of Inventory Buyouts classified as reverse mortgage loans held for investment for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Conditional repayment rate	NM	52.6%	NM	44.0%
Loss frequency(1)	NM	64.5%	NM	46.9%
Loss severity(1)	NM	12.0%	NM	10.5%
Discount rate	NM	3.6%	NM	4.1%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss frequency and severity represents the frequency of losses and the losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

Non-Agency Reverse Mortgage Loans

The fair value of non-agency reverse mortgage loans is based on values for investments with similar investment grade ratings and the value the Company would expect to receive if the whole loans were sold to an investor. The Company values non-agency reverse mortgage loans utilizing a present value methodology that discounts estimated projected cash flows over the life of the loan portfolio using prepayment, home price appreciation, pool-level losses, cost to service, and discount rates.

The following table presents the weighted average significant unobservable inputs used in the fair value measurement of non-agency reverse mortgage loans classified as reverse mortgage loans held for investment for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Weighted-average remaining life in years	NM	8.0	NM	8.0
Loan to value	0.4% - 63.2%	46.0%	0.1% - 62.1%	44.0%
Conditional repayment rate	NM	16.9%	NM	16.8%
Loss severity(1)	NM	10.0%	NM	10.0%
Home price appreciation	3.9% - 8.8%	6.0%	1.1% - 8.9%	5.5%
Discount rate	NM	4.0%	NM	3.6%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss severity represents the losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

Commercial Mortgage Loans

Agricultural Loans

The agricultural loans are government-insured loans made to farmers to fund their inputs and operating expenses for the upcoming growing season with terms ranging from 7 - 17 months. The product is valued using a discounted cash flow model. The Company classifies these mortgage loans as Level 3 assets within the GAAP hierarchy.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company utilized the following assumptions in estimating the fair value of loans for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Discount rate	NM	4.9%	NM	6.4%
Prepayment rate (CPR)	11.0% - 100.0%	21.6%	0% - 1.0%	0.7%
Default rate (CDR)	0.0% - 2.0%	1.0%	0% - 2.0%	0.4%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

Fix & Flip

The fix & flip loans are short-term loans for individual real estate investors, with terms ranging from 9-18 months. This product is valued using a discounted cash flow model. The Company classifies these mortgage loans as Level 3 assets within the GAAP hierarchy.

The Company utilized the following weighted average assumptions in estimating the fair value of fix & flip mortgage loans for the periods indicated:

	March 31, 2021
	Range of Input	Weighted Average of Input
Prepayment rate (SMM)	NM	12.1%
Discount rate	6.6% - 10.0%	6.7%
Loss frequency(1)	NM	0.4%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss frequency represents the frequency of losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

As of March 2021, management made the decision to change the classification of fix & flip loans from mortgage loans held for sale, at fair value, to mortgage loans held for investment, at fair value.

Mortgage Loans Held for Sale, at Fair Value

Reverse Mortgage Loans

Reverse mortgage loans held for sale, at fair value, consists of unpoolable loans that the Company intends to sell to third party investors. Reverse mortgage loans held for sale consists primarily of performing repurchased loans. The fair value of performing unpoolable loans is based on expected claim proceeds from HUD upon assignment of the loans. In certain instances the loan balance may exceed the maximum claim amount (“MCA”). In these instances, the fair value is based on expected proceeds from sale of the underlying property and any additional HUD claim proceeds. The Company classifies reverse mortgage loans held for sale as Level 3 assets within the GAAP hierarchy.

Residential and Commercial Mortgage Loans

Mortgage loans held for sale include residential and commercial mortgage loans originated by the Company and held until sold to secondary market investors. The Company primarily originates conventional GSEs and government (FHA and Department of Veterans Affairs) residential mortgage loans (collectively “residential mortgage loans held for sale”) and recourse and nonrecourse commercial mortgage loans to owners and investors of single and multi-family residential rental properties (“commercial loans held for sale”).

Residential Mortgage Loans

The Company originates or purchases mortgage loans in the U.S. that it intends to sell to FNMA, FHLMC, and GNMA (collectively “the Agencies”). Additionally, the Company originates or purchases mortgage loans in the U.S. that it intends to sell into the secondary markets via whole loan sales. Mortgage loans held for sale are typically pooled and sold into certain exit markets, depending upon underlying attributes of the loan, such as agency eligibility, product type, interest rate, and credit quality. In addition, the Company may originate loans that do not meet specific underwriting criteria and are not eligible to be sold to the Agencies. Two valuation methodologies are

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

used to determine the fair value of mortgage loans held for sale. The methodology used depends on the exit market as described below:

Loans valued using observable market prices for identical or similar assets - This includes all mortgage loans that can be sold to the Agencies, which are valued predominantly by published forward agency prices. This will also include all non-agency loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value), or quoted market prices for similar loans are available. As these valuations are derived from quoted market prices, the Company classified these valuations as Level 2 in the fair value disclosures. During periods of illiquidity of the mortgage marketplace, it may be necessary to look for alternative sources of value, including the whole loan purchase market for similar loans, and place more reliance on the valuations using internal models.

Loans valued using internal models – To the extent observable market prices are not available, the Company will determine the fair value of mortgage loans held for sale using a collateral based valuation model, which approximates expected cash proceeds on liquidation. For loans where bid prices or commitment prices are unavailable, these valuation models estimate the exit price the Company expects to receive in the loan’s principal market and are based on a combination of recent appraisal values, adjusted for certain loss factors. The Company classifies these valuations as Level 3 in the fair value disclosures.

Commercial Mortgage Loans

The Company primarily originates two separate commercial loan products that it classifies as held for sale: Single Rental Loan (“SRL”) and Portfolio Lending.

SRL

The SRL product is designed for small/individual real estate investors looking to purchase and then rent-out a single property. These are 30-year loans with fixed interest rates typically between 5.0% - 8.0%. This product is valued using a discounted cash flow model. The Company classifies these mortgage loans as Level 3 assets within the GAAP hierarchy.

The Company utilized the following weighted average assumptions in estimating the fair value of SRL mortgage loans held for sale for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Prepayment rate (CPR)	1.0% - 16.9%	14.0%	1.0% - 17.1%	15.4%
Discount rate	NM	3.7%	NM	5.0%
Default rate (CDR)	1.0% - 54.0%	2.7%	1.0% - 64.9%	3.6%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

Portfolio Lending

The Portfolio product is designed for larger investors with multiple properties. Specifically, these loans are useful for consolidating multiple rental property mortgages into a single loan. These loans have fixed coupons that typically range from 5.0% - 6.2%, with 5 and 10-year balloon structures, as well as a 30 year structure. This product is valued using a discounted cash flow model. The Company classifies these mortgage loans as Level 3 assets within the GAAP hierarchy.

The Company utilized the following weighted average assumptions in estimating the fair value of Portfolio mortgage loans held for sale for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Prepayment rate (CPR)	0.0% - 15.0%	5.8%	0% - 15.0%	9.3%
Discount rate	NM	4.1%	NM	4.9%
Default rate (CDR)	1.0% - 30.2%	1.9%	1.0% - 42.7%	2.0%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Due to limited sales activity and periodically unobservable prices in certain of the Company’s markets, certain mortgage loans held for sale portfolios may transfer from Level 2 to Level 3 in future periods.

Fix & Flip

The Fix & Flip loans are short-term loans for individual real estate investors, with terms ranging from 9-18 months. This product is valued using a discounted cash flow model. The Company classifies these mortgage loans as Level 3 assets within the GAAP hierarchy.

The Company utilized the following weighted average assumptions in estimating the fair value of fix & flip mortgage loans for the periods indicated:

	December 31, 2020
	Range of Input	Weighted Average of Input
Prepayment rate (SMM)	NM	12.4%
Discount rate	6.7% - 10.0%	7.2%
Loss frequency(1)	NM	0.8%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

(1)	Loss frequency represents the frequency of losses associated with loans that are liquidated through a foreclosure sale, net of claim proceeds.

As of March 2021, management made the decision to change the classification of fix & flip loans from mortgage loans held for sale, at fair value, to mortgage loans held for investment, at fair value.

Mortgage Servicing Rights

As of March 31, 2021 and December 31, 2020, the Company valued mortgage servicing rights internally. The significant assumptions utilized to determine fair value are projected prepayments using the Public Securities Association Standard Prepayment Model, discount rates, and projected servicing costs that vary based on the loan type and delinquency. The Company classifies these valuations as Level 3 since they are dependent on unobservable inputs.

Fair value is derived through a discounted cash flow analysis and calculated using a computer pricing model. This computer valuation is based on the objective characteristics of the portfolio (loan amount, note rate, etc.) and commonly used industry assumptions (PSAs, etc.). The assumptions taken into account by the pricing model are those which many active purchasers of servicing employ in their evaluations of portfolios for sale in the secondary market. The unique characteristics of the secondary servicing market often dictate adjustments to parameters over short periods of time.

Subjective factors are also considered in the derivation of fair values, including levels of supply and demand for servicing, interest rate trends, and perception of risk not incorporated into prepayment assumptions.

Fair value is defined as the estimated price at which the servicing would change hands in the marketplace between a willing buyer and seller. The valuation assumes that neither party would be under any compulsion to buy or sell and that each has reasonably complete and accurate knowledge of all relevant aspects of the offered servicing. The fair values represented in this analysis have been derived under the assumptions that sufficient time would be available to market the portfolio.

The following tables summarize certain information regarding the servicing portfolio of retained MSRs for the periods indicated:

	March 31, 2021	December 31, 2020
Capitalization servicing rate	1.0%	0.8%
Capitalization servicing multiple	4.0	3.2
Weighted-average servicing fee (in basis points)	25	25

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The significant assumptions used in estimating the fair value of MSRs were as follows (in annual rates):

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Weighted-average prepayment speed (CPR)	8.5% - 18.1%	8.6%	6.6% - 24.9%	12.1%
Discount rate	NM	11.4%	NM	12.1%
Weighted-average delinquency rate	1.1% - 9.3%	1.3%	1.2% - 9.2%	1.3%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

The following table summarizes the estimated change in the fair value of MSRs from adverse changes in the significant assumptions (in thousands):

	March 31, 2021
	Weighted Average Prepayment Speed	Discount Rate	Weighted Average Delinquency Rate
Impact on fair value of 10% adverse change	$(8,881)	$(11,234)	$(195)
Impact on fair value of 20% adverse change	(17,195)	(21,550)	(390)

These sensitivities are hypothetical and should be evaluated with care. The effect on fair value of a 10% variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the impact of a variation in a particular assumption on the fair value is calculated while holding other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.

Derivative Assets and Liabilities

Some of the derivatives held by the Company are exchange-traded or traded within highly active dealer markets. In order to determine the fair value of these instruments, the Company utilizes the exchange price or dealer market price for the particular derivative contract; therefore, these contracts are classified as Level 1. In addition, the Company enters into IRLCs with prospective borrowers. Commitments to fund residential mortgage loans with potential borrowers are a binding agreement to lend funds to these potential borrowers at a specified interest rate within a specified period of time. The fair value of IRLCs is derived from the fair value of similar mortgage loans or bonds, which is based on observable market data. Changes to the fair value of IRLCs are recognized based on changes in interest rates, changes in the probability that the commitment will be exercised (pull through factor), and the passage of time. The expected net future cash flows related to the associated servicing of the loan are included in the fair value measurement of IRLCs. The Company adjusts the outstanding IRLCs with prospective borrowers based on an expectation that it will be exercised and the loan will be funded. Given the unobservable nature of the pull through factor, IRLCs are classified as Level 3.

In addition, the Company executes derivative contracts, including forward commitments, TBAs, interest rate swaps, and interest rate swap futures, as part of its overall risk management strategy related to its reverse mortgage and commercial loan portfolios. The value of the forward commitments is estimated using current market prices for HMBS and are considered Level 3 in the fair value hierarchy. TBAs are valued based on forward dealer marks from the Company’s approved counterparties and are considered Level 2 in the fair value hierarchy. The value of interest rate swaps and interest rate swap futures is based on the exchange price or dealer market prices. The Company classifies interest rate swaps as Level 2 in the fair value hierarchy. The Company classifies interest rate swap futures as Level 1 in the fair value hierarchy. The value of the forward MBS is based on forward prices with dealers in such securities or internally-developed third party models utilizing observable market inputs. The Company classifies forward MBS as Level 2 in the fair value hierarchy.

Investments, at Fair Value

The Company invests in the equity of other companies in the form of common stock, preferred stock, or other in-substance equity interests. To the extent market prices are not observable, the Company engages third-party

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

valuation experts to assist in determining the fair value of these investments. The values are determined utilizing a market approach which estimates fair value based on what other participants in the market have paid for reasonably similar assets that have been sold within a reasonable period from the valuation date. The Company classifies these valuations as Level 3 in the fair value disclosures.

HMBS Related Obligations, at Fair Value

The HMBS related obligation valuation considers the obligation to pass FHA insured cash flows through to the beneficial interest holders (repayment of secured borrowing) of the HMBS securities and the servicer and issuer obligations of the Company.

The valuation of the obligation to repay the secured borrowing is estimated using Level 3 unobservable market inputs. The estimated fair value is based on the net present value of projected cash flows over the estimated life of the liability. The estimated fair value of the HMBS related obligations also includes the consideration required by a market participant to transfer the HECM and HMBS servicing obligations including exposure resulting from shortfalls in FHA insurance proceeds.

The Company’s valuation considers assumptions that it believes a market participant would consider in valuing the liability, including, but not limited to, assumptions for repayment, costs to transfer servicing obligations, shortfalls in FHA insurance proceeds, and discount rates. The significant unobservable inputs used in the measurement include:

Borrower Repayment Rates - the conditional repayment rate curve considers borrower age and gender is based on historical termination rates.

Discount Rate - derived based on an assessment of current market yields and spreads that a market participant would consider for entering into an obligation to pass FHA insured cash flows through to holders of the HMBS beneficial interests. Yield spread applied over interpolated benchmark curve or as a spread over collateral forward curve.

The following table presents the weighted average significant unobservable inputs used in the fair value measurement of HMBS related obligations for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Conditional repayment rate	NM	20.7%	NM	19.9%
Discount rate	NM	1.9%	NM	1.4%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

Nonrecourse Debt

Reverse Mortgage Loans

Outstanding notes issued that are securitized by nonrecourse debt are paid using the cash flows from the underlying reverse mortgage loans, which serve as collateral for the debt. Nonrecourse debt is estimated using Level 3 unobservable market inputs. The estimated fair value is based on the net present value of projected cash flows over the estimated life of the liability. The significant unobservable inputs used in the measurement include:

Weighted Average Remaining Life - the projected remaining life is based on the expected conditional prepayment rate, which is utilized to determine future terminations.

Borrower Repayment Rates - the conditional repayment rate curve considers borrower age and gender is based on historical termination rates.

Discount Rate - derived based on an assessment of current market yields and spreads that a market participant would consider for entering into an obligation to pass FHA insured cash flows through to holders of the HMBS beneficial interests. Yield spread applied over interpolated benchmark curve or as a spread over collateral forward curve.

The Company’s valuation considers assumptions that it believes a market participant would consider in valuing the liability, including, but not limited to, assumptions for prepayment and discount rates. The following table presents

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

the weighted average significant unobservable inputs used in the fair value measurements of nonrecourse debt for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Performing/Nonperforming HECM securitizations
Weighted-average remaining life (in years)	0.9 -1.3	1.1	0.2 - 1.5	1.0
Conditional repayment rate	20.6% - 32.0%	25.7%	34.3% - 56.3%	42.8%
Discount rate	NM	2.2%	NM	3.1%
Securitized Non-Agency Reverse
Weighted-average remaining life (in years)	0.1 - 2.6	1.9	0.3 - 2.7	2.1
Conditional repayment rate	20.5% - 100.0%	28.2%	19.6% -35.8%	23.9%
Discount rate	NM	2.3%	NM	2.2%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

Commercial Mortgage Loans

Outstanding nonrecourse notes issued that are securitized by loans held for investment, subject to nonrecourse debt, are paid using the cash flows from the underlying mortgage loans. The fair value of nonrecourse debt is estimated using Level 3 unobservable market inputs. The estimated fair value is based on the net present value of projected cash flows over the estimated life of the liability.

The Company’s valuation considers assumptions that it believes a market participant would consider in valuing the liability, including, but not limited to, assumptions for prepayment and discount rates. The Company estimates prepayment speeds giving consideration that the Company may in the future transfer additional loans to the trust, subject to the availability of funds provided for within the trust. The following table presents the significant unobservable inputs used in the fair value measurements of nonrecourse debt for the periods indicated:

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Nonrecourse debt
Weighted-average remaining life (in months)	1.2 - 2.6	2.2	1.9 - 4.1	3.4
Weighted-average prepayment speed (SMM)	23.3% - 43.0%	29%	17.7% -32.0%	21.4%
Discount rate	NM	6.5%	NM	5.8%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

Deferred Purchase Price Liabilities

Deferred purchase price liabilities are measured using a present value of future payments which considers various assumptions, including future loan origination volumes, projected earnings and discount rates. As of March 31, 2021 and December 31, 2020, the Company utilized discount rates ranging from 12% to 21% to value the deferred purchase price liabilities. As this value is largely based on unobservable inputs, the Company classifies this liability as Level 3 in the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given asset or liability is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Nonrecourse MSR Financing Liability, at Fair Value

The Company has agreed to sell to certain third parties the right to receive all excess servicing and ancillary fees related to identified mortgage servicing rights in exchange for an upfront payment equal to the entire purchase price of the indentified mortgage servicing rights.

Consistent with the underlying mortgage servicing rights, fair value is derived through a discounted cash flow analysis and calculated using a computer pricing model. This computer valuation is based on the objective characteristics of the portfolio (loan amount, note rate, etc.) and commonly used industry assumptions (PSAs, etc.). The assumptions taken into account by the pricing model are those which many active purchasers of servicing employ in their evaluations of portfolios for sale in the secondary market. The unique characteristics of the secondary servicing market often dictate adjustments to parameters over short periods of time.

Subjective factors are also considered in the derivation of fair values, including levels of supply and demand for servicing, interest rate trends, and perception of risk not incorporated into prepayment assumptions.

The Company classifies the valuations of the nonrecourse MSR financing liability as Level 3 in the fair value disclosures.

The significant assumptions used in estimating the fair value of the outstanding nonrecourse MSR financing liability were as follows (in annual rates):

	March 31, 2021		December 31, 2020
	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Weighted average prepayment speed (CPR)	5.7% - 12.3%	8.9%	6.9% - 12.7%	11.6%
Discount rate	10.8% - 11.1%	11.0%	11.7% - 12.0%	12.0%
Weighted average delinquency rate	NM	0.9%	NM	1.8%

“NM” - these “Not Meaningful” inputs do not have an applicable range, as they are a single derived input.

The following table summarizes the estimated change in the fair value of the nonrecourse MSR financing liability, at fair value from adverse changes in the significant assumptions (in thousands):

	March 31, 2021
	Weighted Average Prepayment Speed	Discount Rate	Weighted Average Delinquency Rate
Impact on fair value of 10% adverse change	$(740)	$(921)	$(10)
Impact on fair value of 20% adverse change	(1,433)	(1,768)	(20)

These sensitivities are hypothetical and should be evaluated with care. The effect on fair value of a 10% variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the impact of a variation in a particular assumption on the fair value is calculated while holding other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The following table provides a summary of the recognized assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	March 31, 2021
	Total Fair Value	Level 1	Level 2	Level 3
Assets
Reverse mortgage loans held for investment, subject to HMBS related obligations	$10,071,192	$—	$—	$10,071,192
Mortgage loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	5,089,469	—	—	5,089,469
Fix & flip mortgage loans	201,975	—	—	201,975
Mortgage loans held for investment:
Reverse mortgage loans	897,800	—	—	897,800
Fix & flip mortgage loans	78,290	—	—	78,290
Agricultural loans	124,454	—	—	124,454
Mortgage loans held for sale:
Residential mortgage loans	2,021,964	—	2,004,679	17,285
SRL	73,178	—	—	73,178
Portfolio	45,219	—	—	45,219
Mortgage servicing rights	267,364	—	—	267,364
Investments	9,470	—	—	9,470
Derivative assets:
Forward commitments, TBAs, and Treasury Futures	22,362	18	21,401	943
IRLCs	37,631	—	—	37,631
Interest rate swap futures	56,487	56,487	—	—

Total assets	$18,996,855	$56,505	$2,026,080	$16,914,270

Liabilities
HMBS related obligation	$9,926,132	$—	$—	$9,926,132
Nonrecourse debt	5,205,892	—	—	5,205,892
Deferred purchase price liabilities	3,214	—	—	3,214
Nonrecourse MSR financing liability	22,051	—	—	22,051
Derivative liabilities:
Forward MBS	664	—	664	—
Forward commitments, TBAs, and Treasury Futures	954	18	—	936
Interest rate swap futures	1,702	1,702	—	—

Total liabilities	$15,160,609	$1,720	$664	$15,158,225

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

	December 31, 2020
	Total Fair Value	Level 1	Level 2	Level 3
Assets
Reverse mortgage loans held for investment, subject to HMBS related obligations	$9,929,163	$—	$—	$9,929,163
Mortgage loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	5,057,624	—	—	5,057,624
Fix & flip mortgage loans	338,543	—	—	338,543
Mortgage loans held for investment:
Reverse mortgage loans	661,790	—	—	661,790
Agricultural loans	69,031	—	—	69,031
Mortgage loans held for sale:
Residential mortgage loans	2,080,585	—	2,069,957	10,628
SRL	60,467	—	—	60,467
Portfolio	38,850	—	—	38,850
Fix & flip mortgage loans	42,909	—	—	42,909
Mortgage servicing rights	180,684	—	—	180,684
Investments	18,934	—	—	18,934
Derivative assets:
Forward commitments and TBAs	1,806	—	722	1,084
IRLCs	87,576	—	—	87,576
Interest rate swaps and interest rate swap futures	2,683	186	2,497	—

Total assets	$18,570,645	$2,683	$2,070,679	$16,497,283

Liabilities
HMBS related obligation	$9,788,668	$—	$—	$9,788,668
Nonrecourse debt	5,257,754	—	—	5,257,754
Deferred purchase price liabilities	3,842	—	—	3,842
Nonrecourse MSR financing liability	14,088	—	—	14,088
Derivative liabilities:
Forward MBS	18,634	—	18,634	—
Forward commitments and TBAs	1,332	—	248	1,084
Interest rate swaps and interest rate swap futures	755	186	569	—

Total liabilities	$15,085,073	$711	$18,926	$15,065,436

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3, in thousands):

	Assets
March 31, 2021	Mortgage loans held for investment	Mortgage loans held for investment, subject to nonrecourse debt	Mortgage loans held for sale	Derivative assets	Mortgage servicing rights	Investments
Beginning balance	$10,659,984	$5,396,167	$152,854	$88,660	$180,684	$18,934
Total gain or losses included in earnings	132,499	(37,757)	2,764	(50,040)	20,349	(9,464)
Purchases, settlements and transfers:
Purchases and additions, net	1,143,109	21,064	175,551	—	74,978	—
Sales and settlements	(534,738)	(360,128)	(152,579)	(46)	(8,647)	—
Transfers in/(out) between categories	(229,118)	272,098	(42,909)	—	—	—

Ending balance	$11,171,736	$5,291,444	$135,681	$38,574	$267,364	$9,470

	Liabilities
March 31, 2021	HMBS related obligations	Derivative liabilities	Deferred purchase price liability	Nonrecourse debt	Nonrecourse MSR financing liability
Beginning balance	$(9,788,668)	$(1,084)	$(3,842)	$(5,257,754)	$(14,088)
Total gain or losses included in earnings	(41,434)	$—	(29)	(30,770)	390
Purchases, settlements and transfers:
Purchases and additions, net	(602,172)	—	—	(575,668)	(8,353)
Sales and settlements	506,142	148	657	658,300

Ending balance	$(9,926,132)	$(936)	$(3,214)	$(5,205,892)	$(22,051)

	Assets
December 31, 2020	Mortgage loans held for investment	Mortgage loans held for investment, subject to nonrecourse debt	Mortgage loans held for sale	Derivative assets	Mortgage servicing rights	Debt securities	Investments
Beginning balance	$10,894,577	$3,511,212	$182,973	$14,008	$2,600	$102,260	$20,508
Total gain or losses included in earnings	627,251	304,663	(2,158)	74,470	4,562	2,288	(5,512)
Purchases, settlements and transfers:
Purchases and additions, net	3,616,667	136,838	409,467	182	173,522	24,489	3,938
Sales and settlements	(1,536,977)	(1,285,902)	(605,018)	—	—	(129,037)	—
Transfers in/(out) between categories	(2,941,534)	2,729,356	167,590	—	—	—	—

Ending balance	$10,659,984	$5,396,167	$152,854	$88,660	$180,684	$—	$18,934

	Liabilities
December 31, 2020	HMBS related obligations	Derivative liabilities	Deferred purchase price liability	Nonrecourse debt	Nonrecourse MSR Financing Liability
Beginning balance	$(9,320,209)	$(68)	$(4,300)	$(3,490,196)	$—
Total gain or losses included in earnings	(359,951)	(834)	(3,014)	(294,802)	798
Purchases, settlements and transfers:
Purchases and additions, net	(2,051,953)	(182)	(138)	(3,110,368)	(15,101)
Sales and settlements	1,943,445	—	3,610	1,637,612	215

Ending balance	$(9,788,668)	$(1,084)	$(3,842)	$(5,257,754)	$(14,088)

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Fair Value Option

Presented in the tables below are the fair value and unpaid principal balance (“UPB”) at March 31, 2021 and December 31, 2020, of assets and liabilities for which the Company has elected the fair value option (in thousands):

March 31, 2021	Estimated Fair Value	Unpaid Principal Balance
Assets at fair value under the fair value option
Reverse mortgage loans held for investment, subject to HMBS related obligations	$10,071,192	$9,179,190
Mortgage loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	5,089,469	4,587,435
Commercial mortgage loans	201,975	199,485
Mortgage loans held for investment:
Reverse mortgage loans	897,800	773,841
Commercial mortgage loans	202,744	200,443
Mortgage loans held for sale:
Residential mortgage loans	2,021,964	1,984,564
Commercial mortgage loans	118,397	114,967
Liabilities at fair value under the fair value option
HMBS related obligations	9,926,132	9,179,190
Nonrecourse debt	5,205,892	5,110,698
Nonrecourse MSR financing liability	22,051	22,051

December 31, 2020	Estimated Fair Value	Unpaid Principal Balance
Assets at fair value under the fair value option
Reverse mortgage loans held for investment, subject to HMBS related obligations	$9,929,163	$9,045,104
Mortgage loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	5,057,624	4,457,805
Commercial mortgage loans	338,543	333,344
Mortgage loans held for investment:
Reverse mortgage loans	661,790	589,429
Commercial mortgage loans	69,031	69,127
Mortgage loans held for sale:
Residential mortgage loans	2,080,585	2,000,795
Commercial mortgage loans	142,226	140,693
Liabilities at fair value under the fair value option
HMBS related obligations	9,788,668	9,045,104
Nonrecourse debt	5,257,754	5,155,017
Nonrecourse MSR financing liability	14,088	14,088

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Net Fair Value Gains on Mortgage Loans and Related Obligations

Provided in the table below is a summary of the components of net fair value gains on mortgage loans and related obligations (in thousands):

	For the three months ended March 31,
	2021	2020
Net fair value gains (losses) on mortgage loans and related obligations:
Interest income on mortgage loans	$160,568	$183,672
Change in fair value of mortgage loans	(51,346)	(98,566)
Change in fair value of mortgage backed securities	—	2,287

Net fair value gains on mortgage loans	109,222	87,393

Interest expense on related obligations	(119,201)	(134,357)
Change in fair value of derivatives	43,972	(14,310)
Change in fair value of related obligations	42,670	74,654

Net fair value losses on related obligations	(32,559)	(74,013)

Net fair value gains on mortgage loans and related obligations	$76,663	$13,380

As the cash flows on the underlying mortgage loans will be utilized to settle the outstanding obligations, the Company’s own credit risk would not impact the fair value on the outstanding HMBS liabilities and nonrecourse debt.

Fair Value of Other Financial Instruments

As of March 31, 2021 and December 31, 2020, all financial instruments were either recorded at fair value or the carrying value approximated fair value. For financial instruments that were not recorded at fair value, such as Cash and cash equivalents including restricted cash, servicer advances and other financing lines of credit, the carrying value approximates fair value due to the short-term nature of such instruments.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

6.     Reverse Mortgages Portfolio Composition

The table below summarizes the Company’s serviced reverse mortgage portfolio composition and the remaining UPBs of the reverse mortgage loan portfolio (in thousands):

	March 31, 2021	December 31, 2020
Reverse mortgage loans:
Reverse mortgage loans held for investment, subject to HMBS related obligations	$9,179,190	$9,045,104
Reverse mortgage loans held for investment:
Non-agency reverse mortgages	462,935	215,688
Loans not securitized(1)	239,979	168,292
Unpoolable loans(2)	63,875	197,395
Unpoolable tails	7,053	8,054

Total reverse mortgage loans held for investment	773,842	589,429
Reverse mortgage loans held for investment, subject to nonrecourse debt:
Performing HECM buyouts	275,084	141,691
Nonperforming HECM buyouts	651,987	538,768
Non-agency reverse mortgages	3,660,364	3,777,346

Total reverse mortgage loans held for investment, subject to nonrecourse debt	4,587,435	4,457,805

Total owned reverse mortgage portfolio	14,540,467	14,092,338
Loans reclassified as government guaranteed receivable	51,030	49,255
Loans serviced for others	18,894	123,324

Total reverse mortgage loans serviced	$14,610,391	$14,264,917

(1)	Loans not securitized represent primarily newly originated loans.
(2)	Unpoolable loans represent primarily loans that have reached 98% of their MCA.

The table below summarizes the owned reverse mortgage portfolio by product type (in thousands):

	March 31, 2021	December 31, 2020
Fixed rate loans	$5,136,564	$5,010,659
Adjustable rate loans	9,403,903	9,081,679

Total owned reverse mortgage portfolio	$14,540,467	$14,092,338

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

7.     Reverse Mortgage Loans Held for Investment, Subject to HMBS Related Obligations, at Fair Value

Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value, consisted of the following for the dates indicated (in thousands):

	March 31, 2021	December 31, 2020
Reverse mortgage loans held for investment, subject to HMBS related obligations - UPB	$9,179,190	$9,045,104
Fair value adjustments	892,002	884,059

Total reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value	$10,071,192	$9,929,163

8.    Mortgage Loans Held for Investment, Subject to Nonrecourse Debt, at Fair Value

Mortgage loans held for investment, subject to nonrecourse debt, at fair value, consisted of the following for the dates indicated (in thousands):

	March 31, 2021	December 31, 2020
Mortgage loans held for investment, subject to nonrecourse debt - UPB:
Reverse mortgage loans	$4,587,435	$4,457,805
Commercial mortgage loans	199,485	333,344
Fair value adjustments	504,524	605,018

Total mortgage loans held for investment, subject to nonrecourse debt, at fair value	$5,291,444	$5,396,167

The table below shows the total amount of mortgage loans held for investment, subject to nonrecourse debt that were greater than 90 days past due and on non-accrual status (in thousands):

	March 31, 2021	December 31, 2020
Loans 90 days or more past due and on non-accrual status
Mortgage loans held for sale:
Fair value:
Commercial mortgage loans	$29,041	$32,377

Total fair value	29,041	32,377

Aggregate UPB:
Commercial mortgage loans	$30,044	33,888

Total aggregate UPB	30,044	33,888

Difference	$(1,003)	$(1,511)

9.     Mortgage Loans Held for Investment, at Fair Value

Mortgage loans held for investment, at fair value, consisted of the following for the dates indicated (in thousands):

	March 31, 2021	December 31, 2020
Mortgage loans held for investment - UPB:
Reverse mortgage loans	$773,841	$589,429
Commercial mortgage loans	200,443	69,127
Fair value adjustments	126,260	72,265

Total mortgage loans held for investment, at fair value	$1,100,544	$730,821

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

10.	Mortgage Loans Held for Sale, at Fair Value

Mortgage loans held for sale, at fair value, consisted of the following for the dates indicated (in thousands):

	March 31, 2021	December 31, 2020
Mortgage loans held for sale - UPB:
Residential mortgage loans	$1,984,564	$2,000,795
Commercial mortgage loans	114,967	140,693
Fair value adjustments	40,830	81,323

Total mortgage loans held for sale, at fair value	$2,140,361	$2,222,811

The table below shows the total amount of mortgage loans held for sale that were greater than 90 days past due and on non-accrual status (in thousands):

	March 31, 2021	December 31, 2020
Loans 90 days or more past due and on non-accrual status
mortgage loans held for sale:
Fair value:
Residential mortgage loans	$17,250	$10,628
Commercial mortgage loans	3,248	5,051

Total fair value	20,498	15,679

Aggregate UPB:
Residential mortgage loans	19,445	13,236
Commercial mortgage loans	3,408	5,317

Total aggregate UPB	22,853	18,553

Difference	$(2,355)	$(2,874)

The Company originates or purchases and sells mortgage loans in the secondary mortgage market without recourse for credit losses. However, the Company at times maintains continuing involvement with the loans in the form of servicing arrangements and the liability under representations and warranties it makes to purchasers and insurers of the loans.

The following table summarizes cash flows between the Company and transferees as a result of the sale of mortgage loans in transactions where the Company maintains continuing involvement with the mortgage loans (in thousands):

	For the three months ended March 31,
	2021	2020
Cash flows:
Sales proceeds	$6,387,933	$237,406
Fair value of retained beneficial interest(1)	66,400	1,355
Gross servicing fees received	13,877	280
Repurchases	(4,144)	(5,167)
Gain	284,948	9,247

(1)	Fair value of retained beneficial interest includes retained servicing rights and other beneficial interests retained as of the statement of financial condition date.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

11.	Mortgage Servicing Rights, at Fair Value

The servicing portfolio associated with capitalized servicing rights consists of the following (in thousands):

	March 31, 2021	December 31, 2020
Fannie Mae/Freddie Mac	$26,055,580	$20,501,504
Ginnie Mae	583,660	1,727,831
Private investors	36,118	40,027

Total UPB	$26,675,358	$22,269,362

Weighted average interest rate	3.0%	3.1%

The activity in the loan servicing portfolio associated with capitalized servicing rights consisted of (in thousands):

	For the three months ended March 31,
	2021	2020
Beginning balance	$22,269,362	$288,057
Originated MSR	6,312,227	136,387
Purchased MSR	866,806	—
Payoffs, sales and curtailments	(2,773,037)	(21,592)

Total UPB	$26,675,358	$402,852

The activity in the mortgage servicing rights asset consisted of the following (in thousands):

	For the three months ended March 31,
	2021	2020
Beginning balance	$180,684	$2,600
Originations	65,964	1,294
Purchases	9,014	—
Sale of servicing rights	(8,647)	—
Changes in fair value due to:
Changes in market inputs or assumptions used in valuation model	35,109	(675)
Changes in fair value due to portfolio runoff and other	(14,760)	(100)

Ending balance	$267,364	$3,119

The value of MSRs is driven by the net cash flows associated with servicing activities. The cash flows include contractually specified servicing fees, late fees, and other ancillary servicing revenue. The fees were $13.0 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively. These fees are recorded within fee income on the Consolidated Statements of Operations and Comprehensive Income.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The following table provides a summary of non-performing loans:

	March 31, 2021		December 31, 2020
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio delinquency (1)
30 days	0.3%	0.3%	0.5%	0.5%
60 days	0.1%	0.0%	0.1%	0.1%
90 or more days	0.1%	0.1%	0.2%	0.1%

Total	0.5%	0.4%	0.8%	0.7%

Foreclosure/real estate owned	0.0%	0.0%	0.0%	0.0%

(1)	Represents the loan servicing portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

12.	Derivatives and Risk Management Activities

The Company’s principal market exposure is to interest rate risk, specifically long-term U.S. Treasury and mortgage interest rates, due to their impact on mortgage-related assets and commitments. The Company is also subject to changes in short-term interest rates, such as LIBOR, due to their impact on certain variable rate asset-backed debt such as warehouse lines of credit. Various financial instruments are used to manage and reduce this risk, including forward delivery commitments on mortgage-backed securities or whole loans and interest rate swaps.

The Company did not have any derivative instruments designated as hedging instruments or subject to master netting and collateral agreements as of March 31, 2021 and December 31, 2020 and for the three months ended March 31, 2021 and 2020.

The following tables summarize the amounts recorded in derivative assets and payables and other liabilities, related to derivative liabilities, in the Consolidated Statements of Financial Condition for the periods indicated (in thousands):

	March 31, 2021
	Derivative assets			Derivative liabilities
	Fair value	Notional amount	Unrealized gains (losses)	Fair value	Notional amount	Unrealized gains (losses)
Interest rate lock commitments	$37,631	$4,463,913	$(49,945)	$—	$—	$—
Forward commitments, TBAs securities, and treasury futures	22,362	4,139,074	20,556	954	1,365,057	378
Interest rate swaps and futures contracts	56,487	1,463,000	53,804	1,702	588,700	(947)
Forward MBS	—	—	—	664	348,000	17,971

Net fair value of derivative financial instruments	$116,480	$10,065,987	$24,415	$3,320	$2,301,757	$17,402

	December 31, 2020
	Derivative assets			Derivative liabilities
	Fair value	Notional amount	Unrealized gains (losses)	Fair value	Notional amount	Unrealized gains (losses)
Interest rate lock commitments	$87,576	$2,897,479	$73,568	$—	$13,822	$68
Forward commitments, TBAs securities, and treasury futures	1,806	399,612	968	1,332	389,422	(1,248)
Interest rate swaps and futures contracts	2,683	1,386,400	2,324	755	744,500	(617)
Forward MBS	—	—	(348)	18,635	3,187,000	(16,587)

Net fair value of derivative financial instruments	$92,065	$4,683,491	$76,512	$20,722	$4,334,744	$(18,384)

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company is exposed to risk in the event of non-performance by counterparties in their derivative contracts. In general, the Company manages such risk by evaluating the financial position and creditworthiness of counterparties, monitoring the amount of exposure and/or dispersing the risk among multiple counterparties. While the Company does not presently have master netting arrangements with its derivative counterparties, it does either maintain or deposit cash as margin collateral with its clearing broker to the extent the relative value of its derivatives are above or below their initial strike price. The Company pledged deposits of $0.1 million and $12.0 million as of March 31, 2021 and December 31, 2020, respectively. Total margin collateral is included in other assets, net, in the Company’s Consolidated Statements of Financial Condition.

13.	Goodwill

  Goodwill consisted of the following (in thousands):

	For the three months ended March 31,
	2021	2020
Beginning balance	$121,233	$121,137
Additions from acquisitions	7,517	$—

Ending balance	$128,750	$121,137

The Company did not identify any impairment for the three months ended March 31, 2021 and 2020. Goodwill is reviewed for impairment utilizing either a qualitative assessment or a quantitative goodwill impairment test. The Company completed an annual impairment test for goodwill as of October 1, 2020 and determined that it was more likely than not that no impairment of goodwill existed as of the evaluation date.

The amount of goodwill allocated to each reporting unit consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Reporting units:
Mortgage Originations	$51,946	$44,429
Commercial Originations	43,113	43,113
Lender Services	25,247	25,247
Portfolio Management	8,444	8,444

Total Goodwill	$128,750	$121,233

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

14.	Intangible Assets, Net

Intangible assets, net, consisted of the following (in thousands):

March 31, 2021	Amortization Period (Years)	Cost	Accumulated Amortization	Net
Non-amortizing Intangibles
Domain name	N/A	$5,422	$—	$5,422

Total non-amortizing intangibles		$5,422	$—	$5,422

Amortizing Intangibles
Customer list	5 - 12	$12,754	$(5,410)	$7,344
Broker relationships	10	7,627	(5,661)	1,966
Trade names	5 - 20	2,495	(1,544)	951
Technology assets	5	805	(186)	619

Total amortizing intangibles		$23,681	$(12,801)	$10,880

Total intangibles		$29,103	$(12,801)	$16,302

December 31, 2020	Amortization Period (Years)	Cost	Accumulated Amortization	Net
Non-amortizing Intangibles
Domain name	N/A	$5,422	$—	$5,422

Total non-amortizing intangibles		$5,422	$—	$5,422

Amortizing Intangibles
Customer list	5 - 12	$12,754	$(5,100)	$7,654
Broker relationships	10	7,627	(5,429)	2,198
Trade names	5 - 20	2,495	(1,487)	1,008
Technology assets	5	805	(156)	649

Total amortizing intangibles		$23,681	$(12,172)	$11,509

Total intangibles		$29,103	$(12,172)	$16,931

Amortization expense was $0.6 million for the three months ended March 31, 2021 and 2020.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The estimated amortization expense for each of the five succeeding fiscal years and thereafter as of March 31, 2021 is as follows (in thousands):

Year Ending December 31,	Amount
2021	$1,850
2022	2,464
2023	1,638
2024	1,270
2025	999
Thereafter	2,659

Total future amortization expense	$10,880

15.	Other Assets, Net

Other assets, net, consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Receivables, net of allowance of $1,271 and $788, respectively	$85,664	$67,011
Government guaranteed receivables	46,552	46,481
Right-of-use assets	43,162	46,609
Loan subject to repurchase from GNMA	26,368	42,148
Prepaid expenses	18,298	17,536
Investments, at fair value	9,470	18,934
Servicer advances, net of allowance of $2,087 and $1,661, respectively	5,920	5,795
Deposits	3,300	14,188
Receivable from clearing organization	2,042	2,043
Other	37,387	37,328

Total other assets, net	$278,163	$298,073

As of March 31, 2021 and December 31, 2020, there were $365.3 million and $380.3 million, respectively, of foreclosure proceedings in process, which are included in mortgage loans held for investment, at fair value, on the Consolidated Statements of Financial Condition.

16.	HMBS Related Obligations, at Fair Value

HMBS related obligations represent the issuance of pools of HMBS, which are guaranteed by GNMA, to third-party security holders. The Company accounts for the transfers of these advances in the related HECM loans as secured borrowings, retaining the initial HECM loans in its Consolidated Statements of Financial Condition as reverse mortgage loans held for investment, subject to HMBS related obligations, and recording the pooled HMBS as HMBS related obligations. Monthly cash flows generated from the HECM loans are used to service the outstanding HMBS.

HMBS related obligations, at fair value, consisted of the following as of the periods indicated (in thousands):

	March 31, 2021	December 31, 2020
GNMA loan pools - UPB	$9,179,190	$9,045,104
Fair value adjustments	746,942	743,564

Total HMBS related obligations, at fair value	$9,926,132	$9,788,668

Weighted average remaining life	4.2	4.5
Weighted average interest rate	2.8%	3.0%

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company was servicing 1,728 and 1,693 GNMA loan pools at March 31, 2021 and December 31, 2020, respectively.

17.	Nonrecourse Debt, at Fair Value

Nonrecourse debt, at fair value, consisted of the following for the dates indicated (in thousands):

	Issue Date	Class of Note	Final Maturity Date	Interest Rate	Original Issue Amount	March 31, 2021	December 31, 2020
Securitization of nonperforming HECM loans:
2021 FAHB 1	February 2021	A, M1, M2, M3, M4, M5	February 2031	0.9% - 9.0%	$571,448	$563,882	$—
2020 FASST HB2	July 2020	A, M1, M2, M3, M4, M5	July 2030	1.71% - 7.75%	594,171	458,700	476,147
2020 FASST HB1	February 2020	A, M1, M2, M3, M4, M5	February 2030	2.0% - 6.0%	373,912	—	298,883
Securitization of proprietary jumbo reverse loans:
2019 FASST JR2	June 2019	A, A2	June 2069	2.0%	499,000	425,874	440,141
2018 FASST JR1	May 2018	A	May 2068	4.3%	559,197	420,820	428,671
2019 FASST JR3	September 2019	A	September 2069	2.0%	450,104	385,133	404,057
2020 FASST JR3	August 2020	A, A2	August 2025	2.0% - 3.0%	360,713	333,291	337,099
2019 FASST JR4	November 2019	A	November 2069	2.0%	365,685	321,422	335,945
2019 FASST JR1	March 2019	A	March 2069	2.0%	347,000	295,489	309,840
2020 FASST JR2	May 2020	A1A, A1B, A2	May 2023	0.0% - 2.0%	305,658	288,812	291,827
2018 FASST JR2	December 2018	A	December 2068	4.5%	280,400	248,848	253,325
2020 FASST JR1	April 2020	A, A2	April 2023	2.0%	254,805	233,112	240,563
2020 FASST JR4	October 2020	A, A2	August 2025	2.0% - 3.0%	241,664	203,105	217,385
Securitization of proprietary Select jumbo reverse loans:
2020 FASST S2	June 2020	A1, A2	March 2025	2.0%	320,460	293,824	299,401
2020 FASST S3	December 2020	A1, A2	December 2025	1.5% - 2.5%	313,357	289,735	297,871
2020 FASST S1	March 2020	A1, A2	March 2025	2.0% - 3.7%	199,000	175,657	181,059
Securitization of Fix & Flip loans:
2020 RTL1 ANTLR	May 2020	A1, A2	May 2022 (A1, A2)	6.9% - 8.0%	306,517	90,444	140,072
2018 RTL1 ANTLR	September 2018	A1, A2, A-VFN, M	July 2022 (A1, A2); March 2023 (M)	4.3% - 7.4%	210,296	43,658	80,949
2019 RTL1 ANTLR	March 2019	A1, A2, A-VFN, M	June 2022 (A1, A2); January 2023 (M)	4.5% - 6.9%	217,100	38,892	121,772

Total nonrecourse debt						5,110,698	5,155,007

Nonrecourse MSR financing liability, at fair value						22,051	14,088
Fair value adjustments						95,194	102,747

Total nonrecourse debt, at fair value						$5,227,943	$5,271,842

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Nonrecourse MSR Financing Liability, at Fair Value

The Company has agreements with third parties to sell beneficial interests in the servicing fees generated from certain of its originated or acquired mortgage servicing rights. Under these agreements, the Company has agreed to sell to the third parties the right to receive all excess servicing and ancillary fees related to the identified MSRs in exchange for an upfront payment equal to the entire purchase price of the identified mortgage servicing rights. These transactions are accounted for as financings under ASC 470, Debt and included in payables and other liabilities in the Consolidated Statements of Financial Condition.

The Company elected to measure the outstanding financings related to the nonrecourse MSR financing liability, at fair value, as permitted under ASC 825, Financial Instruments, with all changes in fair value recorded as a charge or credit to fee income in the Consolidated Statements of Operations and Comprehensive Income. The fair value on the nonrecourse MSR financing liability is based on the present value of expected future cash flows to be paid to the third parties with the discount rate approximating current market value for similar financial instruments. See Note 30 - Related Parties for additional information regarding the nonrecourse MSR financing liability.

18.	Other Financing Lines of Credit

The following summarizes the components of other financing lines of credit (dollars in thousands):

					Outstanding Borrowings at
Facility	Maturity Date	Interest Rate	Collateral Pledged	Total Capacity(1)	March 31, 2021	December 31, 2020
Mortgage Lines:
March 2026 $150M Facility - MSR	March 2026	LIBOR + applicable margin	MSRs	150,000	89,298	—
March 2022 $200M Facility	March 2022	LIBOR + applicable margin	First Lien Mortgages	200,000	118,041	97,225
March 2022 $200M Facility	March 2022	LIBOR + applicable margin	First Lien Mortgages	200,000	171,598	302,877
March 2022 $225M Facility	March 2022	LIBOR + applicable margin	First Lien Mortgages	225,000	189,820	154,097
March 2022 $300M Facility	March 2022	LIBOR + applicable margin	First Lien Mortgages	300,000	166,592	182,015
February 2022 $300M Facility	February 2022	LIBOR + applicable margin	First Lien Mortgages	300,000	5,080	—
November 2021 $150M Facility(2)	November 2021	LIBOR + applicable margin	First Lien Mortgages	150,000	118,611	109,463

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

					Outstanding Borrowings at
Facility	Maturity Date	Interest Rate	Collateral Pledged	Total Capacity(1)	March 31, 2021	December 31, 2020
October 2021 $250M Facility	October 2021	LIBOR + applicable margin	First Lien Mortgages	250,000	227,789	170,174
August 2021 $200M Facility	August 2021	LIBOR + applicable margin	First Lien Mortgages	200,000	122,513	126,047
August 2021 $300M Facility	August 2021	LIBOR + applicable margin	First Lien Mortgages	300,000	69,587	15,719
July 2021 $150M Facility(2)	July 2021	LIBOR + applicable margin	First Lien Mortgages	150,000	137,486	122,075
May 2021 $250M Facility(2)	May 2021	LIBOR + applicable margin	First Lien Mortgages	250,000	215,401	225,837
April 2021 $350M Facility(2)	April 2021	LIBOR + applicable margin	First Lien Mortgages	350,000	244,633	283,821
February 2021 $50M Facility - MSR(2)	February 2021	Prime + applicable margin; 5.00% floor	MSRs	—	—	50,000
October 2021 $200M Facility	October 2021	LIBOR + applicable margin	First Lien Mortgages	200,000	120,156	158,114

Subtotal mortgage lines of credit				$3,225,000	$1,996,605	$1,997,464

Reverse Lines:
$200M Repo Facility	N/A	Bond accrual rate + applicable margin	Mortgage Related Assets	200,000	168,187	174,578
$1.2M Repo Facility	N/A	LIBOR + applicable margin	Mortgage Related Assets	1,215	1,215	1,188
April 2021 $250M Facility(2)	April 2021	LIBOR + applicable margin	First Lien Mortgages	250,000	163,787	173,484
April 2021 $200M Facility(2)	April 2021	LIBOR + applicable margin	First Lien Mortgages	200,000	19,422	128,723
April 2021 $50M Facility(2)	April 2021	Prime + applicable margin; 6.00% floor	Unsecuritized Tails	50,000	40,820	37,442
June 2021 $75M Facility	June 2021	LIBOR + applicable margin	First Lien Mortgages	75,000	51,173	11,423
August 2021 $50M Facility	August 2021	LIBOR + applicable margin	First Lien Mortgages	50,000	—	2,860
October 2021 $400M Facility	October 2021	LIBOR + applicable margin	First Lien Mortgages	400,000	367,253	84,124
December 2021 $100M Facility	December 2021	LIBOR + applicable margin	First Lien Mortgages	100,000	56,777	61,220

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

					Outstanding Borrowings at
Facility	Maturity Date	Interest Rate	Collateral Pledged	Total Capacity(1)	March 31, 2021	December 31, 2020
March 2022 $100M Facility	March 2022	LIBOR + applicable margin	First Lien Mortgages	100,000	15,726	15,803
April 2022 $52.5M Facility	April 2022	LIBOR + applicable margin	Mortgage Related Assets	52,500	52,500	50,239
April 2022 $45M Facility	April 2022	9.00%	Mortgage Related Assets	45,000	24,853	26,875
February 2024 $90M Facility	February 2024	LIBOR + applicable margin	MSRs	90,000	80,754	—

Subtotal reverse lines of credit				$1,613,715	$1,042,467	$767,959

Commercial Lines:
$2M Securities Repo Line	N/A	Distributed Bond Interest + 50 bps	Mortgage Related Assets	2,048	2,048	6,411
April 2023 $145M Facility	April 2023	LIBOR + applicable margin	First Lien Mortgages	145,000	106,575	100,070
August 2021 $45M Facility	August 2021	10.00%	Second Lien Mortgages	45,000	25,000	21,475
September 2022 $150M Facility	September 2022	LIBOR + applicable margin	Encumbered Agricultural Loans	150,000	88,124	52,300
November 2021 $50M Facility	November 2021	LIBOR + applicable margin	First Lien Mortgages	50,000	28,520	28,064
February 2022 $150M Facility	February 2022	LIBOR + applicable margin	First Lien Mortgages	150,000	22,572	—
February 2022 $150M Facility	February 2022	LIBOR + applicable margin	First Lien Mortgages	150,000	14,534	—
August 2022 $75M	August 2022	2.50% - 3.25%	Encumbered Agricultural Loans	75,000	13,900	—

Subtotal commercial lines of credit				$767,048	$301,273	$208,320

Total other financing lines of credit				$5,605,763	$3,340,345	$2,973,743

(1)

Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements, including asset-eligibility requirements. Capacity amounts presented are as of March 31, 2021.

(2)	See Note 32 - Subsequent Events for additional information on facility amendments.

As of March 31, 2021 and December 31, 2020, the weighted average outstanding interest rates on outstanding debt of the Company were 3.17% and 3.15%, respectively.

The Company’s borrowing arrangements and credit facilities contain various financial covenants which primarily relate to required tangible net worth amounts, liquidity reserves, leverage requirements, and profitability requirements. As a result of market disruptions and fair value accounting adjustments taken in March 2020 resulting from the COVID-19 pandemic, FACo was in violation of its first, second, and third quarter 2020 profitability covenants with two of its warehouse lenders. The Company received waivers of these covenants violations from both lenders as well as amendments to profitability covenants for the remaining quarters of 2020. As of March 31, 2021, the Company was in compliance with all financial covenants.

The terms of the Company’s financing arrangements and credit facilities contain covenants, and the terms of the Company’s GSE/seller servicer contracts contain requirements that may restrict the Company and its subsidiaries

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

from paying distributions to its members. These restrictions include restrictions on paying distributions, whenever the payment of such distributions would cause FoA to no longer be in compliance with any of its financial covenants or GSE requirements. Further, the Company is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Company (with certain exceptions) exceed the fair value of its assets. Subsidiaries of the Company are generally subject to similar legal limitations on their ability to make distributions to FoA.

As of March 31, 2021, the maximum allowable distributions available to the Company based on the most restrictive of such financial covenant ratios is presented in the table below (in thousands, except for ratios):

Financial Covenants	Requirement	March 31, 2021	Maximum Allowable Distribution (1)
FAM
Adjusted Tangible Net Worth	$150,000	$401,736	$251,736
Liquidity	40,000	168,405	128,405
Leverage Ratio	15:1	6.4:1	230,599
Material Decline in Lender Adjusted Net Worth:
Lender Adjusted Tangible Net Worth (Quarterly requirement)	$211,546	$384,955	$173,409
Lender Adjusted Tangible Net Worth (Two-Consecutive Quarterly requirement)	210,428	384,955	174,527
FACo
Adjusted Tangible Net Worth	$85,000	$128,513	$43,513
Liquidity	20,000	48,211	28,211
Leverage Ratio	6:1	2.5:1	74,218
FAR
Adjusted Tangible Net Worth	$300,000	$406,382	$106,382
Liquidity	20,000	49,445	29,445
Leverage Ratio	5.5:1	3.6:1	135,882
Material Decline in Lender Adjusted Net Worth:
Lender Adjusted Tangible Net Worth (Quarterly requirement)	$354,344	$403,895	$49,551
Lender Adjusted Tangible Net Worth (Two-Consecutive Quarterly requirement)	314,091	403,895	89,804

(1)	The Maximum Allowable Distribution for any of the originations subsidiaries is the lowest of the amounts shown for the particular originations subsidiary.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

As of December 31, 2020, the maximum allowable distributions available to the Company based on the most restrictive of such financial covenant ratios is presented in the table below (in thousands, except for ratios):

Financial Covenants	Requirement	December 31, 2020	Maximum Allowable Distribution (1)
FAM
Adjusted Tangible Net Worth	$125,000	$289,163	$164,163
Liquidity	40,000	56,775	16,775
Leverage Ratio	15:1	9.3:1	110,267
Material Decline in Lender Adjusted Net Worth:
Lender Adjusted Tangible Net Worth (Quarterly requirement)	$210,428	$282,062	$71,634
Lender Adjusted Tangible Net Worth (Two-Consecutive Quarterly requirement)	93,763	282,062	188,299
FACo
Adjusted Tangible Net Worth	$85,000	$126,672	$41,672
Liquidity	20,000	46,385	26,385
Leverage Ratio	6:1	1.7:1	90,782
FAR
Adjusted Tangible Net Worth	$300,000	$474,128	$174,128
Liquidity	20,000	36,425	16,425
Leverage Ratio	5.5:1	2.5:1	258,615
Material Decline in Lender Adjusted Net Worth:
Lender Adjusted Tangible Net Worth (Quarterly requirement)	$314,091	$472,458	$158,367
Lender Adjusted Tangible Net Worth (Two-Consecutive Quarterly requirement)	205,619	472,458	266,839

(1)	The Maximum Allowable Distribution for any of the originations subsidiaries is the lowest of the amounts shown for the particular originations subsidiary.

19.	Payables and Other Liabilities

Payables and other liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued liabilities	$173,553	$82,779
Accrued compensation expense	124,124	150,214
Lease liabilities	44,452	48,250
GNMA reverse mortgage buy-out payable	26,490	32,317
Liability for loans eligible for repurchase from GNMA	26,368	42,148
Repurchase reserves	10,076	10,529
Due to investors	3,717	648
Derivative liabilities	3,320	20,722
Deferred purchase price liabilities	3,214	3,842
Estimate of claim losses	10,003	8,609

Total payables and other liabilities	$425,317	$400,058

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

20.	Notes Payable, Net

Senior Unsecured Notes

In November 2020, FOAF issued $350.0 million aggregate principal amount of senior unsecured notes (the “Notes”). Interest is payable semi-annually in arrears on May 15 and November 15 beginning on May 15, 2021. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by FoA and each of FoA’s material existing and future wholly-owned domestic subsidiaries, excluding FOAF and subsidiaries.

At any time prior to November 15, 2022, FOAF may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium as of the redemption date under the terms of the indenture and accrued and unpaid interest. The redemption price during each of the twelve-month periods following November 15, 2022, November 15, 2023 and at any time after November 15, 2024 is 103.938%, 101.969% and 100.000%, respectively, of the principal amount plus accrued and unpaid interest thereon. At any time prior to November 15, 2022, FOAF may also redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 107.875% of the aggregate principal amount of the senior unsecured notes redeemed, with an amount equal to or less than the net cash proceeds from certain equity offerings, plus accrued and unpaid interest.

Upon the occurrence of a change of control, the holders of the Notes will have the right to require FOAF to make an offer to repurchase each holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

The Notes contain covenants limiting, among other things, FOAF and its restricted subsidiaries’ ability to incur additional debt or issue certain preferred shares, incur liens, make certain distributions, investments and other restricted payments, engage in certain transactions with affiliates, and merge or consolidate or sell, transfer, lease or otherwise dispose of all or substantially all of FOAF’s assets. These incurrence based covenants are subject to exceptions and qualifications. Many of these covenants will cease to apply during any time that the Notes have investment grade ratings and no default has occurred and continuing. The Company was in compliance with all required covenants related to the Notes as of March 31, 2021.

Financing Agreements

As a part of the Company’s acquisitions of certain subsidiaries, the Company entered into various note agreements with the sellers. In addition, in 2017, the Company entered into an agreement for the purchase of computer hardware and equipment which was financed by notes payable to the seller with monthly payments through January 2021.

A summary of the outstanding notes payable, net, is presented in the table below (in thousands):

Description	Maturity Date	Interest Rate	March 31, 2021	December 31, 2020
Senior Unsecured Notes	November 2025	7.9%	$350,000	$350,000
Financing Agreement	January 2021	5.5%	$—	$9

Total aggregate principle amount			$350,000	$350,009
Less: Debt issuance costs			$(13,704)	$(13,436)

Total notes payable and other debt, net			$336,296	$336,573

The interest expense for the three months ended March 31, 2021 and 2020 was $7.7 million and $0.4 million, respectively.

21.	Leases

The Company’s lease portfolio is comprised primarily of real estate and equipment agreements. Operating leases in which the Company is the lessee are recorded as operating lease ROU assets and operating lease liabilities, included in other assets, net, and payables and other liabilities, respectively, on the Consolidated Statements of Financial Condition, as of March 31, 2021 and December 31, 2020. The Company does not currently have any finance leases in which it is the lessee. Operating lease ROU assets represent the Company’s right to use an underlying asset during the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

For operating leases, the lease liabilities are initially recognized based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate at the lease

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments. This incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment and given similar credit risk. The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease. The Company includes these options in the lease term when it is reasonably certain of exercising them.

ROU assets are further adjusted for lease incentives. Operating lease expense is recognized on a straight-line basis over the lease term and is recorded in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income. The Company recognizes variable lease payments associated with the Company’s leases when the variability is resolved. Variable lease payments are recorded in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income along with expenses arising from fixed lease payments.

The table below summarizes the Company’s operating lease portfolio (in thousands):

	March 31, 2021	December 31, 2020
Right-of-use assets	$43,162	$46,609
Lease liabilities	$44,452	$48,250
Weighted-average remaining lease term (in years)	3.28	3.61
Weighted-average discount rate	7.13%	7.42%

The table below summarizes the Company’s net operating lease cost:

	For the three months ended March 31,
	2021	2020
Operating lease cost	$5,490	$6,612
Short-term lease cost	1,035	2,031

Total operating and short term lease cost	6,525	8,643

Variable lease cost	1,808	704
Sublease income	(464)	(696)

Net lease cost	$7,869	$8,651

The table below summarizes other information related to the Company’s operating leases:

	For the three months ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,423	$6,285
Leased assets obtained in exchange for new operating lease liabilities	$701	$3,464

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The following table presents a maturity analysis of our operating leases and a reconciliation of the undiscounted cash flows to our lease liabilities as of March 31, 2021:

2021	$14,869
2022	14,358
2023	9,983
2024	6,185
2025	3,172
2026	880
Thereafter	554

Total undiscounted lease payments	50,001
Less amounts representing interest	(5,549)

Total lease liabilities	$44,452

22.	Litigation

The Company’s business is subject to legal proceedings, examinations, investigations and reviews by various federal, state and local regulatory and enforcement agencies as well as private litigants such as the Company’s borrowers or former employees. At any point in time, the Company may have open investigations with regulators or enforcement agencies, including examinations and inquiries related to its loan servicing and origination practices. These matters and other pending or potential future investigations, examinations, inquiries or lawsuits may lead to administrative or legal proceedings, and possibly result in remedies, including fines, penalties, restitution, or alterations in business practices, and in additional expenses and collateral costs.

As a litigation or regulatory matter develops, the Company, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. If, at the time of evaluation, the loss contingency is not both probable and reasonably estimable, the matter will continue to be monitored for further developments that would make such loss contingency both probable and reasonably estimable. Once the matter is deemed to be both probable and reasonably estimable, the Company will establish an accrued liability and record a corresponding amount to litigation related expense. The Company will continue to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established. Legal expenses, which includes, among other things, settlements and the fees paid to external legal service providers, of $4.2 million and $3.5 million for the three months ended March 31, 2021 and 2020, respectively, were included in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income.

For certain matters, the Company may consider a loss to be probable or reasonably possible but cannot provide a precise estimate of losses. For these matters, the Company may be able to estimate a range of possible loss. In determining whether it is possible to provide an estimate of loss or range of possible loss, the Company reviews and evaluates its material litigation and regulatory matters on an ongoing basis, in conjunction with any outside counsel handling the matter. As of March 31, 2021, there were no matters that the Company considered to be probable or reasonably possible for which they could provide a reasonable range of estimated losses.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

23.	Commitments and Contingencies

Servicing of Mortgage Loans

Sub-Servicing

The Company has contracted with third-party providers to perform specified servicing functions on its behalf. These services include maintaining borrower contact, facilitating borrower advances, generating borrower statements, and facilitating loss-mitigation strategies in an attempt to keep defaulted borrowers in their homes. Defaults on reverse mortgages leading to foreclosures may occur if borrowers fail to meet maintenance obligations, such as payment of taxes or home insurance premiums. When a default cannot be cured, the sub-servicers manage the foreclosure process and the filing of any insurance claims with HUD. The sub-servicers have responsibility for remitting timely advances and statements to borrowers and timely and accurate claims to HUD, including compliance with local, state and federal regulatory requirements.

Additionally, the sub-servicers are also responsible for remitting payments to investors, including interest accrued and interest shortfalls and funding advances such as taxes and home insurance premiums. Advances are typically remitted by the Company to the sub-servicers on a daily basis. Although the Company has outsourced its servicing function, as the issuer the Company has responsibility for all aspects of servicing of the HECM loans and related HMBS beneficial interests under the terms of the servicing contracts, state laws and regulations.

Contractual sub-servicing fees related to sub-servicer arrangements are generally based on a fixed dollar amount per loan and are included in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income.

Unfunded Commitments

The Company is required to fund further borrower advances (where the borrower has not fully drawn down the HECM or fix & flip loan proceeds available to them), and to additionally fund the payment of the borrower’s obligation to pay the FHA their monthly insurance premium.

The outstanding unfunded commitments available to borrowers related to HECM loans were approximately $2.3 billion as of March 31, 2021. The outstanding unfunded commitments available to borrowers related to fix & flip loans were approximately $13.8 million as of March 31, 2021. This additional borrowing capacity is primarily in the form of undrawn lines of credit.

The Company also has commitments to purchase and sell loans totaling $21.6 million and $111.7 million, respectively, at March 31, 2021.

Mandatory Repurchase Obligation

The Company is required to repurchase reverse loans out of the GNMA securitization pools once the outstanding principal balance of the related HECM is equal to or greater than 98% of the MCA. Performing repurchased loans are conveyed to HUD and nonperforming repurchased loans are generally liquidated in accordance with program requirements. Loans are considered nonperforming upon events such as, but not limited to, the death of the mortgagor, the mortgagor no longer occupying the property as their principal residence, or the property taxes or insurance not being paid.

As an issuer of HMBS, the Company also has the option to repurchase reverse loans out of the GNMA securitization pools without GNMA prior approval in certain instances. These situations include the borrower requesting an additional advance that causes the outstanding principal balance to be equal or greater than 98% of the MCA; the borrower’s loan becoming due and payable under certain circumstances; the borrower not occupying the home for greater than twelve consecutive months for physical or mental illness and the home is not the residence of another borrower; or the borrower failing to perform in accordance with the terms of the loan.

For each HECM loan that the Company securitizes into Agency HMBS, the Company is required to covenant and warrant to GNMA, among other things, that the HECM loans related to each participation included in the Agency HMBS are eligible under the requirements of the National Housing Act and the GNMA Mortgage-backed Securities Guide, and that the Company will take all actions necessary to ensure the HECM loan’s continued eligibility. The GNMA HMBS program requires that the Company removes the participation related to any HECM loan that does not meet the requirements of the GNMA Mortgage-backed Securities Guide. In addition to securitizing HECM loans into Agency HMBS, the Company may sell HECM loans to third parties and the agreements with such third parties include standard representations and warranties related to such loans, which if breached, may require the Company

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

to repurchase the HECM loan and/or indemnify the purchaser for losses related to such HECM loans. In the case where the Company repurchases the loan, the Company bears any subsequent credit loss on the loan. To the extent that the Company is required to remove a loan from an Agency HMBS, purchase a loan from a third party or indemnify a third party, the potential losses suffered by the Company may be reduced by any recourse the Company has to the originating broker and/or correspondent lender, if applicable, to the extent such entity breached similar or other representations and warranties. Under most circumstances, the Company has the right to require the originating broker/correspondent to repurchase the related loan from the Company and/or indemnify the Company for losses incurred. The Company seeks to manage the risk of repurchase and associated credit exposure through the Company’s underwriting and quality assurance practices.

IRLCs

The Company enters into IRLCs with prospective borrowers whereby the Company commits to lend a certain loan amount under specific terms and interest rates to the borrower. The Company also enters into LPCs with prospective sellers. These loan commitments are treated as derivatives and are carried at fair value. See Note 12 - Derivative and Risk Management Activities for more information.

Leases

See Note 21 - Leases for a listing of the Company’s current lease obligations under ASC 842 and Note 22 -Litigation for information regarding current litigation matters.

24.	Long-Term Incentive Plan

On January 1, 2015, the Company established a long-term incentive plan (the “Plan”) to compensate key employees. Any distributions are based on distributions received by equity holders of the Company in excess of the contributed equity capital, plus a designated return on contributed equity capital (the “Hurdle”).

The phantom units are accounted for as a profit-sharing arrangement under ASC Topic 710, Compensation –General (“ASC 710”) as they do not represent a substantive form of equity and are not indexed to the price of UFG common units. A total of 1,250 Phantom Units were approved under the Plan, with 1,077 units issued and outstanding as of March 31, 2021.

In connection with the closing of the Proposed Business Combination further described in Note 32 - Subsequent Events, which occurred on April 1, 2021, the holders of Phantom Units will receive a one-time lump sum cash payment of $24.0 million as it relates to the anticipated achievement of the Hurdle being met under the original terms of the Plan. The balance of the Company’s obligation under the Plan will be replaced by the issuance of replacement restricted stock units as governed by the Amended and Restated Management Long-Term Incentive Plan. See Note 32 – Subsequent Events.

The cash payment of $24.0 million relates to prior services provided solely for the benefit of the Company and not for ongoing services to be provided in the future that would benefit the post-combination entity. Given that the payment was triggered by the distributions made in connection with the successful closing of the Business Combination, the payment of $24.0 million is considered to have been incurred “on the line”.

25.	Changes in Contingently Redeemable Noncontrolling Interest

The Company has determined that the Class B interests of FACo Holdings issued to Buy to Rent Platform Holdings, L.P. (“B2R”) meet the definition of CRNCI. Under the FACo Holdings Agreement, the Class B Units may be redeemed upon sale of FACo by FACo Holdings, sale of FAH, or sale of UFG Holdings LLC, which would require FAH to purchase the outstanding Class B Units. The Company has determined that the legal provisions in the FACo Holdings Agreement in which there is a noncontrolling interest represent a substantive profit-sharing arrangement, where the allocation to the members differs from the stated ownership percentages. The Company utilizes the hypothetical liquidation at book value, or HLBV, method for the allocation of profits and losses each period. Under the HLBV method, the amounts of income and loss attributed to the noncontrolling interests in the Consolidated Statements of Operations and Comprehensive Income reflects changes in the amounts each member would hypothetically receive at each Consolidated Statement of Financial Condition date under the liquidation provisions of the FACo Holdings Agreement, assuming the net assets of the FACo Holdings were liquidated at their respective recorded amounts. Allocations of profits and losses in the Consolidated Statements of Operations and

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Comprehensive Income is determined based on the hypothetical amounts that would be distributed to members after taking into account any capital transactions between FACo Holdings and its members as follows:

•	Distributions up to Hurdle Amount of $202.0 million (subject to certain adjustments defined in the FACo Holdings Agreement) - 100% to Class B Members;

•	Distributions of the next $150.0 million - 95% to Class A Members and 5% to Class B Members, and;

•	Thereafter - 75% to Class A Members and 25% to Class B Members.

In connection with the closing of the Business Combination disclosed in Note 1, FoA will cause Finance of America Holdings LLC to exercise its right under the FACo Holdings Agreement to purchase all of the outstanding Class B Units held by B2R for a redemption price of $203.2 million in satisfaction of the applicable Hurdle Amount under the FACo Holdings Agreement. As of March 31, 2021, the carrying value of the CRNCI has been accreted to the agreed upon redemption price. See Note 32 - Subsequent Events within the notes to unaudited consolidated financial statements for the implications of the Business Combination on CRNCI.

The changes in CRNCI are as follows (in thousands):

	March 31, 2021	December 31, 2020
Balance, beginning of period	$166,231	$187,981
Accretion to redemption price	32,725	—
Net income (loss)	4,260	(21,750)

Balance, end of period	$203,216	$166,231

26.	General and Administrative Expenses

General and administrative expenses consisted of the following (in thousands):

	For the three months ended March 31,
	2021	2020
Professional fees	$23,794	$4,899
Title and closing	25,061	15,995
Loan origination expenses	20,503	20,447
Loan portfolio expenses	15,200	9,177
Communications and data processing	11,324	6,302
Business development	10,607	8,269
Securitization expenses	6,944	—
Other expenses	2,985	1,955
Depreciation and amortization	3,484	3,469
Office expense	2,738	2,345
Licensing and insurance	2,487	1,792
Travel and entertainment	2,060	3,854
Fair value change in deferred purchase price liability	30	62

Total general and administrative expenses	$127,217	$78,566

27.	Business Segment Reporting

The Company has identified six reportable segments: Portfolio Management, Forward Originations, Reverse Originations, Commercial Originations, Lender Services and Corporate/Other.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Mortgage Originations

The Mortgage Originations segment originates mortgage loans through FAM. This segment generates revenue through fee-based mortgage loan origination services and the origination and sale of mortgage loans into the secondary market. The Mortgage Originations segment includes three channels: distributed retail lending, direct-to-consumer lending, and third-party-originator lending.

Reverse Originations

The Reverse Originations segment originates or acquires reverse mortgage loans through FAR. This segment originates HECMs which are insured by the FHA, and proprietary jumbo reverse mortgages. The segment originates reverse mortgage loans through the following channels: retail and third-party-originator. Reverse mortgage lending activities primarily consist of the origination and securitization of mortgage loans to GNMA and other private investors.

Commercial Originations

The Commercial Originations segment originates or acquires commercial mortgage loans through FACo. The segment provides business purpose lending solutions for residential real estate investors in two principal ways: short-term loans to provide rehab and construction of investment properties meant to be sold upon completion, and investor rental loans collateralized by either a single asset or portfolio of properties. The segment originates commercial mortgage loans through the following channels: retail and third-party-originator. Commercial mortgage lending activities primarily consist of the origination and securitization of commercial mortgages to private investors.

Portfolio Management

The Portfolio Management segment provides product development, loan securitization, loan sales, risk management, asset management and servicing oversight services to the enterprise and third-party funds.

Lender Services

The Lender Services segment provides ancillary business services, title agency and title insurance services, MSR valuation and trade brokerage, and appraisal management services to customers in the residential mortgage, student lending, and commercial lending industries. The segment also operates a foreign branch in the Philippines for fulfillment transactional and administrative support.

Corporate and Other

Corporate and other consists of the Business Excellence Office (“BXO”) and other corporate services groups The Company’s segments are based upon the Company’s organizational structure which focuses primarily on the services offered. Corporate functional expenses are allocated to individual segments based on actual cost of services performed based on a direct resource utilization, estimate of percentage use for shared services or headcount percentage for certain functions. Non-allocated corporate expenses include administrative costs of executive management and other corporate functions that are not directly attributable to the Company’s operating segments. Revenues generated on inter-segment services performed are valued based on similar services provided to external parties. To reconcile the Company’s consolidated results, certain inter-segment revenues and expenses are eliminated in the “Eliminations” column in the following tables.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The following tables are a presentation of financial information by segment for the periods indicated (in thousands):

	For the three months ended March 31, 2021
	Mortgage Originations	Reverse Originations	Commercial Originations	Portfolio Management	Lender Services	Operating Segments	Corporate and Other	Elim	Total
REVENUES
Gain on sale of loans, net	$286,481	$—	$—	$5,065	$—	$291,546	$—	$(212)	$291,334
Net fair value gains	—	68,449	5,431	2,750	—	76,630	—	33	76,663
Fee income	32,731	558	9,079	37,086	76,385	155,839	(9,464)	6,134	152,509
Net interest expense	891	—	—	(14,816)	(36)	(13,961)	(7,744)	—	(21,705)

Total revenues	320,103	69,007	14,510	30,085	76,349	510,054	(17,208)	5,955	498,801
Total expenses	224,246	23,693	13,391	24,406	62,970	348,706	18,683	5,955	373,344

Net income (loss) before taxes	$95,857	$45,314	$1,119	$5,679	$13,379	$161,348	$(35,891)	$—	$125,457

Depreciation and amortization	$1,423	$151	$125	$146	$1,268	$3,113	$371	$—	$3,484
Total assets	2,425,529	35,861	82,375	17,378,088	125,317	$20,047,170	379,562	(326,313)	$20,100,419

	For the three months ended March 31, 2020
	Mortgage Originations	Reverse Originations	Commercial Originations	Portfolio Management	Lender Services	Operating Segments	Corporate and Other	Elim	Total
REVENUES
Gain on sale of loans, net	$127,291	$—	$—	$5,617	$—	$132,908	$—	$(2,224)	$130,684
Net fair value gains	—	34,589	8,561	(31,356)	—	11,794	—	1,586	13,380
Fee income	20,527	603	10,836	961	41,258	74,185	—	(4,229)	69,956
Net interest expense	486	—	—	(24,773)	9	(24,278)	(1,416)	(67)	(25,761)

Total revenues	148,304	35,192	19,397	(49,551)	41,267	194,609	(1,416)	(4,934)	188,259
Total expenses	138,191	18,584	15,890	17,372	38,595	228,632	6,649	(4,934)	230,347

Net income (loss) before taxes	$10,113	$16,608	$3,507	$(66,923)	$2,672	$(34,023)	$(8,065)	$—	$(42,088)

Depreciation and amortization	$1,567	$169	$164	$12	$1,055	$2,967	$502	$—	$3,469
Total assets	$1,510,668	$94,153	$80,063	$15,746,423	$73,669	$17,504,976	$681,986	$(984,261)	$17,202,701

28.	Liquidity and Capital Requirements

FAM

In addition to the covenant requirements of FAM mentioned in Note 18 - Other Financing Lines of Credit, FAM is subject to various regulatory capital requirements administered by HUD as a result of their mortgage origination and servicing activities. HUD governs non-supervised, direct endorsement mortgagees, and GNMA, FNMA and FHLMC, which sponsor programs that govern a significant portion of FAM’s mortgage loans sold and servicing activities. Additionally, FAM is required to maintain minimum net worth requirements for many of the states in which it sells and services loans. Each state has its own minimum net worth requirement; however, none of the state requirements are material to the Company’s Consolidated Financial Statements.

Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary remedial actions by regulators that, if undertaken, could: (i) remove FAM’s ability to sell and service loans to or on behalf of the Agencies; and (ii) have a direct material effect on FAM’s financial statements, results of operations and cash flows.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

In accordance with the regulatory capital guidelines, FAM must meet specific quantitative measures of cash, assets, liabilities, profitability and certain off-balance sheet items calculated under regulatory accounting practices. Further, changes in regulatory and accounting standards, as well as the impact of future events on FAM’s results, may significantly affect the FAM’s net worth adequacy.

Among FAM’s various capital requirements related to its outstanding mortgage origination and servicing agreements, the most restrictive of these requires FAM to maintain a minimum adjusted net worth balance of $163.2 million as of March 31, 2021. FAM’s adjusted net worth was $402.1 million as of March 31, 2021. The Company was therefore in compliance with all net worth requirements.

In addition, FAM is required to maintain both fidelity bond and errors and omissions insurance coverage at tiered levels based on the aggregate UPB of the loans serviced by FAM throughout the year. FAM is required to conduct compliance testing at least quarterly to ensure compliance with the foregoing requirements. As of March 31, 2021, FAM was in compliance with applicable requirements.

FAR

As an issuer of HMBS, FAR is required by GNMA to maintain minimum net worth, liquidity and capitalization levels as well as minimum insurance levels.

The net worth required is $5.0 million plus 1% of FAR’s commitment authority from GNMA. The liquidity requirement is for 20% of FAR’s required net worth be in the form of cash or cash equivalent assets. FAR is required to maintain a ratio of 6% of net worth to total assets.

In addition, FAR is required to maintain both fidelity bond and errors and omissions insurance coverage at tiered levels based on the aggregate UPB of the loans serviced by FAR throughout the year. FAR is required to conduct compliance testing at least quarterly to ensure compliance with the foregoing requirements. As of March 31, 2021, FAR was in compliance with applicable requirements.

At March 31, 2021, FAR was in compliance with the minimum net worth, liquidity and insurance requirements of GNMA and had received a permanent waiver for its capital requirement. The minimum tangible net worth required of FAR by GNMA at March 31, 2021 was $98.3 million. FAR’s actual net worth calculated based on GNMA guidance at March 31, 2021 was $393.1 million.

Incenter

Incenter Securities Group LLC (“ISG”), one of the operating subsidiaries of Incenter, operates in a highly regulated environment and is subject to federal and state laws, SEC rules and Financial Industry Regulatory Authority (“FINRA”) rules and guidance. Applicable laws and regulations, among other things, restrict permissible activities and require compliance with a wide range of financial and customer-related protections. The consequences of noncompliance can include substantial monetary and nonmonetary sanctions. In addition, ISG is subject to comprehensive examination by its regulators. These regulators have broad discretion to impose restrictions and limitations on the operations of the Company and to impose sanctions for noncompliance. ISG is subject to the SEC’s Uniform Net Capital Rule (SEC Rule 15c3-1) (“the Rule”), which requires the maintenance of minimum net capital. ISG computes net capital under the alternative method. Under this method, the required minimum net capital is equal to $0.3 million. At March 31, 2021, ISG had met the minimum net capital requirement amounts.

Additionally, ISG claims the exemption provision of SEC Rule 15c3-3(k)(2)(ii). ISG does not hold customer funds or safekeep customer securities. The Company introduces and clears its customers’ transactions through a third-party on a fully-disclosed basis.

Agents National Title Insurance Company, an operating subsidiary of Incenter, has additional capital requirements. The State of Missouri and State of Alabama require domestic title insurance underwriters maintain minimum capital and surplus of $1.6 million and $0.2 million, respectively. Failure to comply with these provision may result in various actions up to and including surrender of the certificate of authority. Additionally, in October 2019, Agents entered into a capital maintenance agreement in conjunction with the approval for the certificate of authority for California. This agreement requires Agents to maintain a minimum of $8.0 million in policyholder surplus. If Agents falls below this requirement in any given quarter, Incenter must contribute cash, cash equivalents securities or other instruments to bring Agents to compliance. The Company’s insurance company subsidiaries met the existing minimum statutory capital and surplus requirements as of March 31, 2021.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The Company is also required to maintain bonds, certificates of deposit and interest bearing accounts in accordance with applicable state regulatory requirements. The total requirement was $3.8 million across all states as of March 31, 2021. The Company was in compliance with these requirements as of March 31, 2021.

29.	Concentrations of Risk

The Company’s activities are subject to significant risks and uncertainties, including the ability of management to adequately develop its service lines, acquire adequate customer and revenue bases, and overall market demand for its services. In addition, the Company engages in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty.

Financial instruments, which potentially subject the Company to credit risk, consist of cash and cash equivalents, derivatives, loans held for sale, and loans held for investment.

The Company invests its excess cash balances that may exceed federal insured limits with financial institutions evaluated as being creditworthy, primarily in money market accounts which are exposed to minimal interest rate and credit risk. The balances of these accounts are insured by the Federal Deposit Insurance Corporation, subject to certain limitations.

Credit risk is reduced by the Company’s underwriting standards, monitoring pledged collateral and other in-house monitoring procedures performed by management. The Company’s credit exposure for amounts due from investors and derivative related receivables is minimized since its policy is to sell mortgages only to highly reputable and financially sound financial institutions.

Mortgage loans are sold or financed through one of the following methods: (i) sales or financing securitizations to or pursuant to programs sponsored by FNMA, FHLMC, and GNMA, or (ii) sales or financing securitizations issued to private investors. The Company sold $7,696.6 million and $3,576.3 million in mortgage loans to FNMA, FHLMC and GNMA for the three months ended March 31, 2021 and 2020, respectively. The Company sold to or securitized with private investors $1,724.3 million and $1,500.8 million in mortgage loans for the three months ended March 31, 2021 and 2020, respectively. For the three months ended March 31, 2021, the sales or financing securitizations issued to private investors consisted of 33.1% nonperforming repurchased loans and 66.9% other. For the three months ended March 31, 2020, the sales or financing securitizations issued to private investors consisted of 13.3% non-agency reverse mortgage loans, 24.8% nonperforming repurchased loans, 11.4% third-party financial institutions, and 50.5% other.

Through FoA’s parent, the Company is owned by Libman Family Holdings, LLC, certain investment funds affiliated with Blackstone and other co-investors. In the ordinary course of conducting business, a portion of these mortgage loans sold or financed relate to certain commercial transactions that the Company enters into with a counterparty that is a non-affiliated company separately owned by certain other investment funds affiliated with Blackstone. The nature of its business interactions with this counterparty may allow the Company to negotiate preferential terms of commercial transactions that may not be available for other parties on an arm’s-length basis. These commercial transactions include the transfer of certain residential mortgage loans, in which the Company may receive an ongoing service fee. The Company sold $84.6 million and $98.7 million in mortgage loans to non-affiliated Blackstone portfolio companies for the three months ended March 31, 2021 and 2020, respectively. In addition, the Company is also contracted by certain non-affiliated Blackstone portfolio companies to provide sub-advisor services in areas such as asset management and administrative oversight, in which the Company receives an advisory fee. The Company has recognized gains on the sale of mortgages related to transactions with non-affiliated Blackstone portfolio companies of $4.0 million and $4.7 million for the three months ended March 31, 2021 and 2020, respectively.

In May 2020, the Company entered into an uncommitted Master Repurchase Agreement with a non-affiliated company, separately owned by other investment funds affiliated with Blackstone, with no stated maturity with a financial institution, under which the Company may enter into transactions, for an aggregate amount of $18.6 million, in which the Company agrees to transfer to the non-affiliated company certain mortgage-backed securities against the transfer of funds by the non-affiliated company, with a simultaneous agreement by the non-affiliated company to transfer such mortgage-backed securities to the Company at a certain date, or on demand, against the transfer of funds by the Company. As of March 31, 2021 and December 31, 2020, the Company had no outstanding borrowings.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

In July 2017, the Company entered into a $45.0 million mezzanine financing agreement with a non-affiliated company, separately owned by other investment funds affiliated with Blackstone, secured by a junior lien in mortgage assets pledged to certain senior secured warehouse facilities. This facility was structured as a loan and security agreement. The funds advanced are generally repaid using collections from the underlying assets to the extent remaining after the payment of any senior debt or the proceeds from the sale or securitization of the underlying assets or distribution from underlying securities, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default. As of March 31, 2021 and December 31, 2020, the Company had outstanding borrowings of $25.0 million and $21.5 million, respectively.

Residential Mortgages

The mortgaged properties securing the residential loans that we service are geographically dispersed throughout the United States. Certain states may experience future weakened economic conditions or greater rates of decline in real estate values than the United States in general. In addition, certain states may change their licensing or other regulatory requirement to make servicing loans in these states cost-prohibitive.

The table below provides the percentage of residential mortgage loans serviced by the location in which the home securing the loan is located and is based on the outstanding UPB. “Other” consists of loans in states in which concentration individually represents less than 5% of total remaining UPB.

	March 31, 2021	December 31, 2020
California	36%	37%
Oregon	8	7
Washington	8	8
Arizona	6	6
New Jersey	5	5
Other	37	37

	100%	100%

Reverse Mortgages

FAR originates, buys and sells HECMs, commonly referred to as reverse mortgages, and securitizes and sells the HECMs as HMBS. FAR is subject to approval of, and is heavily regulated by, federal and state regulatory agencies as a mortgage lender, GNMA issuer, broker and servicer.

The secondary market for the FHA insured HECM loans is not assured; to the extent the program requires Congressional appropriations in future years, which are not forthcoming, the program could be jeopardized; and/or, consumer demand could be reduced if FHA actions result in a reduction of initial principal limit available to borrowers.

FAR depends on its ability to securitize reverse mortgages, subsequent draws, mortgage insurance premiums and servicing fees, and would be adversely affected if the ability to access the secondary market were to be limited.

Concentrations of credit risk associated with reverse mortgage loans are limited due to the large number of customers and their dispersion across many geographic areas. The table below provides the percentage of reverse loans in the Company’s Consolidated Statements of Financial Condition by the location in which the home securing the loan is located and is based on their remaining UPBs. “Other” consists of loans in states in which concentration individually represents less than 5% of total remaining UPB.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

	March 31, 2021	December 31, 2020
California	44%	44%
New York	8	8
Florida	5	5
Texas	5	5
Other	38	38

	100%	100%

A significant portion of the Company’s proprietary Jumbo products are originated within the state of California. The Company’s non-agency reverse mortgage production is concentrated by location is presented in the following table. The Company’s total origination volume in any other states did not exceed 5% of the total origination volume, and were included in the “Other” balance.

	March 31, 2021	December 31, 2020
California	83%	84%
Other	17	16

	100%	100%

Loans previously repurchased out of a HMBS pool (“HECM Buyouts”) that were subsequently securitized also contain concentrations of credit risk as they are limited due to the dispersion across many geographic areas. The table below provides the percentage of securitized nonperforming HECM buyouts in the Company’s Consolidated Statements of Financial Condition by the location in which the home securing the loan is located and is based on their remaining UPBs. “Other” consists of loans in states in which concentration individually represents less than 5% of total remaining UPB.

	March 31, 2021	December 31, 2020
Puerto Rico	17%	21%
New York	16	15
California	11	9
Texas	10	9
New Jersey	5	5
Other	41	41

	100%	100%

Puerto Rico’s economy has been in a serious recession since the second quarter of 2006, and its economic downturn has been generally much worse than that of the United States. Further, Hurricane Maria in 2017 has further stressed the economy and infrastructure in Puerto Rico, resulting in extensive loss of water supplies and electricity.

Regulatory agencies require all properties in affected areas to be inspected for “acceptable” condition prior to any transaction occurring with or on behalf of the GSEs or HUD (including foreclosure sale, property conveyance, sale/ funding/transfers of originated loans to third parties, etc.). This required inspection may cause delays in foreclosures and settlement of claims. Additionally, in certain circumstances when there are uninsured losses, the Company may be responsible for repairs to the properties if not done by the homeowner.

In its determination of fair value amounts for loans that are in disaster impacted areas, the Company has provided for increased expectations of loss severities due to delays in processing claims and uninsured losses. These estimates are based on management’s best estimates of anticipated losses. Actual results may differ from the estimates due to external factors.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Commercial Mortgages

The economies of states where mortgage properties are concentrated may be adversely affected to a greater degree than the economies of other areas of the country. In recent years, certain regions of the United States have experienced significant downturns in the market value of real estate. The table below provides the percentage of loans on the Company’s Consolidated Statements of Financial Condition by the location in which the home securing the loan is located and is based on their remaining UPBs. “Other” consists of loans in states in which concentration individually represents less than 5% of total remaining UPB.

	March 31, 2021	December 31, 2020
Illinois	9%	7%
Minnesota	9	5
New Jersey	9	9
New York	7	7
California	6	9
Connecticut	6	5
Florida	5	6
Texas	5	5
Other	44	47

	100%	100%

Incenter

The Company had two major referral partners accounting for approximately 21% and 29% of the Company’s title and closing revenue for the three months ended March 31, 2021 and 2020, respectively.

Ratings have always been an important factor in establishing the competitive position of insurance companies. Ratings reflect the opinion of a rating agency with regard to an insurance company’s or insurance holding company’s financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to investors. The Company’s insurance subsidiary is rated by Demotech and as of March 31, 2021 the rating assigned was A (Exceptional). The Company is subject to continued periodic review by the rating agency and the continued retention of the rating cannot be assured. If the rating is reduced from the current level or the ratings of the Company’s insurance title underwriter are downgraded, the results of operations could be adversely affected.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

30.	Related Party Transactions

The Company transacts with various related parties as a part of normal day-to-day operations. Outstanding receivables from related parties were $1.5 million and $2.6 million as of March 31, 2021 and December 31, 2020, respectively.

Promissory Notes

In June 2019, the Company executed two Revolving Working Capital Promissory Note Agreements (the “2019 Promissory Notes”) with BTO Urban Holdings and Libman Family Holdings, LLC, which are deemed affiliates of the Company. The 2019 Promissory Notes accrued interest monthly at a rate of 10.0% per annum and matured and were paid in full in June 2020. For the three months ended March 31, 2020, the Company paid interest of $0.4 million related to the outstanding balances during the period on the 2019 Promissory Notes. For the three months ended March 31, 2021, the Company paid no interest related to the 2019 Promissory Notes.

Agricultural Loans

In 2019, the Company entered into an Amended and Restated Limited Liability Company Agreement with FarmOp Capital Holdings, LLC (“FarmOps”) in which the Company acquired an equity investment in FarmOps. Subsequent to this agreement, the Company agreed to purchase originated agricultural loans from FarmOps. For the three months ended March 31, 2021 and 2020, the Company purchased $83.0 million and $64.7 million of agricultural loans and had a total funded draw amounts of $82.1 million and $55.6 million, respectively.

The Company had promissory notes outstanding with FarmOps of $3.3 million and $0.8 million as of March 31, 2021 and December 31, 2020, respectively.

Cloudvirga

In 2017 and 2019, certain subsidiaries of the Company purchased preferred and common stock investments in Cloudvirga, Inc. (“Cloudvirga”). Subsequent to its investment, the Company entered into a software development arrangement in which Cloudvirga agreed to develop software in addition to providing certain technology services for the Company. As of March 31, 2021, $1.7 million was capitalized related to the development of the software and will be amortized over a 12 month period from the date placed in service. For the three months ended March 31, 2021 and 2020, $0.6 million in professional fees were paid to Cloudvirga in exchange for the technology services provided.

In May 2021, the Company was notified of the merger of Cloudvirga with an unaffiliated third party, effectively liquidating all of the preferred equity held by certain subsidiaries of the Company. As such, the fair value assumptions used to determine the holding value of such preferred equity were updated by the Company and resulted in an impairment of the equity investment of $9.3 million. See Note 32 - Subsequent Events for additional detail on the merger of Cloudvirga.

Nonrecourse MSR Financing Liability, at Fair Value

In 2020, the Company entered into a nonrevolving facility commitment with various investors of UFG, the parent company of FoA, to sell beneficial interests in the servicing fees generated from its originated or acquired MSRs. Under these agreements, the Company has agreed to sell to these parties the right to receive all servicing fees in excess of the cost to service and ancillary fees related to the identified MSRs in exchange for an upfront payment equal to the purchase price or fair value of the identified MSRs. These transactions are accounted for as financings under ASC 470, Debt.

As of March 31, 2021 and December 31, 2020, the Company had an outstanding advance of $22.4 million and $14.9 million against this commitment for the purchase of MSRs with a fair value of $22.1 million and $14.1 million, respectively.

The Company has also entered into Investment Management Agreements with these third parties to serve as the investment manager, in which the Company performs various advisory services to the investors in exchange for a management fee.

Senior Notes

Related parties of FoA purchased notes in the high-yield debt offering in November 2020 in an aggregate principal amount of $135.0 million.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

31.	Condensed Financial Information of Registrant (Parent Company Only)

Finance of America Equity Capital LLC

(Parent company only)

Condensed Statements of Financial Condition

(Dollars in thousands)

	March 31, 2021	December 31, 2020
ASSETS
Fixed assets and leasehold improvements, net	$22	$23
Investment in subsidiaries	647,930	638,866
Other assets, net	1,853	2,184

TOTAL ASSETS	$649,805	$641,073

LIABILITIES AND MEMBER’S EQUITY
Payables and other liabilities	8,635	13,033

TOTAL LIABILITIES	8,635	13,033

TOTAL MEMBER’S EQUITY	641,170	628,040

TOTAL LIABILITIES, CRNCI, AND MEMBER’S EQUITY	$649,805	$641,073

Finance of America Equity Capital LLC

(Parent Company Only)

Condensed Statements of Operations and Comprehensive Income

(Dollars in thousands)

	For the three months ended March 31,
	2021	2020
REVENUES
Equity income (loss) from subsidiaries	$128,925	$(39,491)
Interest expense	(46)	(1,124)

TOTAL REVENUES	128,879	(40,615)

EXPENSES
Salaries and benefits	4,041	1,101
Occupancy and equipment rentals	161	169
General and administrative	357	521

TOTAL EXPENSES	4,559	1,791

NET INCOME (LOSS) BEFORE TAXES	124,320	(42,406)

NET INCOME (LOSS)	124,320	(42,406)

COMPREHENSIVE INCOME (LOSS)	$124,320	$(42,406)

As disclosed in Note 2, FoA is a holding company and wholly owned subsidiary of UFG that was formed in July 2020. FoA did not have any cash as of March 31, 2021, accordingly Condensed Statements of Cash Flows have not been presented. Management determined which assets and liabilities were to be used by the operating subsidiaries, and these amounts have been appropriately excluded from the parent company Condensed Statements of Financial Position of FoA presented above. Changes in these balances are reflected as additional contributions and distributions from UFG in the period in which they occur, and had no impact on any cash balances that may have otherwise been maintained at FoA.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

Basis of Presentation

The parent company financial statements should be read in conjunction with the Company’s Consolidated Financial Statements and the accompanying notes thereto. The parent company follows the same accounting policies as disclosed in Note 2 to the Company’s Consolidated Financial Statements. For purposes of this condensed financial information, the Company’s wholly owned and majority owned subsidiaries are recorded based upon its proportionate share of the subsidiaries net assets (similar to presenting them on the equity method).

Since restricted net assets of FoA and its subsidiaries exceed 25% of the consolidated net assets of the Company and its subsidiaries, the accompanying condensed parent company financial statements have been prepared in accordance with Rule 12-04 Schedule 1 of Regulation S-X.

Dividends from Subsidiaries

There were $75.0 million cash dividends paid to FoA from the Company’s consolidated subsidiaries for the three months ended March 31, 2021. There were no cash dividends paid to FoA from the Company’s consolidated subsidiaries for the three months ended March 31, 2020.

32.	Subsequent Events

The Company has evaluated subsequent events from the date of the Consolidated Financial Statements of March 31, 2021 through May 17, 2021, the date these Consolidated Financial Statements were issued. No events or transactions were identified that would have an impact on the financial position or results of operations of the Company as of March 31, 2021 as reported herein. However, management of the Company believes disclosure of the following events is appropriate.

Business Combination

On April 1, 2021, the Company was acquired in the Business Combination pursuant to the Transaction Agreement described in Note 1 - Organization and Description of Business. The Business Combination will be accounted for using the acquisition method with New Pubco as the accounting acquirer. Under the acquisition method of accounting, New Pubco’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with the Company will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. The Company meets the definition of a variable interest entity and New Pubco was determined to be the primary beneficiary. Therefore, New Pubco will be the accounting acquirer.

In connection with the Business Combination, the New Pubco also entered into Tax Receivable Agreements (“TRAs”) that provide for the payment by the New Pubco to certain owners of FoA prior to the Business Combination of 85% of the cash tax benefits, if any, that the Company is deemed to realize based on certain attributes as defined in the TRAs.

In conjunction with the Business Combination, UFG adopted the Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan (the “A&R MLTIP”), effective as of the date the Business Combination was executed, contingent upon the occurrence of the Closing. Under the terms of the A&R MLTIP, it is expected that participants (including each of our named executive officers) will be entitled to receive (i) a cash payment promptly following the Closing (see Note 24), (ii) a grant of restricted stock units under the Incentive Plan and (iii) the right to receive additional shares of Class A Common Stock upon the occurrence of specified earnout conditions. The Replacement RSUs will be effectively vested on the Closing Date. The Replacement RSUs will be 25% vested on the RSU Closing Date and the remaining 75% will vest in equal installments on each of the first three anniversaries of the Closing Date, subject to continued employment. The Replacement RSUs are not subject to any other conditions which affect their vesting. The first 25% of Replacement RSUs will not be delivered to the participants until 180 days after Closing.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

In connection with the closing of the Business Combination, FoA caused Finance of America Holdings LLC to exercise its right under the FACo Holdings Agreement to purchase all of the outstanding Class B Units held by B2R for a redemption price of $203.2 million in satisfaction of the applicable Hurdle Amount under the FACo Holdings Agreement.

Parkside Acquisition

On April 6, 2021, the Company entered into an agreement to acquire certain assets (primarily workforce) of Parkside Lending, LLC (“Parkside”) a wholesale, retail and correspondent mortgage lender. The transaction closed on May 4, 2021. The Company purchased certain key contracts and real property leases, and assumed the post-closing liabilities thereunder, as well as proprietary materials and intellectual property, for a purchase price equal to the sum of (a) $20.0 million paid at closing, (b) an additional contingent premium of $5.0 million payable six months after the closing date only to the extent certain conditions are met, and (c) additional annual earn out amounts based upon certain specified profitability metrics as of the first, second and third anniversaries of the closing date and payable in six (6) month increments during such three (3) year period. The Company also extended offers to certain identified employees. Additionally, the Company agreed to provide limited interim support obligations and to act as the purchaser of last resort for Parkside’s mortgage loan pipeline to the extent such pipeline loans are not sold by Parkside to third party purchasers within one hundred and twenty (120) days after the closing date.

Additional disclosures required by ASC 805, Business Combinations, with respect to the acquisition have been omitted because the information needed for the disclosures is not currently available due to the close proximity of closing of this transaction with the date these consolidated financial statements are being issued.

Securitizations

Investor Purpose Asset Securitization

In April 2021, the Company securitized approximately $336.5 million of its investor purpose residential mortgage assets, through the issuance of approximately $268.5 million of mortgage backed notes, which accrue interest at an annual rate of 2.12% - 5.44% on a weighted average based on the principal balance of the notes and have a scheduled final maturity dates occurring between November 2024 and May 2025, based on the applicable class of notes. The principal and interest on the outstanding notes will be paid using the cash flows from the related investor purpose residential mortgage assets, which serve as collateral for the debt. The securitization is callable by the Company with the optional redemption date being any date after the 24th monthly payment date (occurring in May 2023). This securitization will be accounted for as a secured financing in the Company’s Consolidated Statements of Financial Condition. Certain of the investor purposes residential mortgage assets included in the April 2021 securitization were from three of the Company’s prior securitizations. The Company exercised its optional redemption right relating to such prior securitizations in April 2021. In connection with its optional redemptions in April 2021, the Company paid off notes secured by investor purpose residential mortgage assets with an aggregate outstanding principal balance of $236.8 million. The notes were paid off at the related redemption price, which was par.

Reverse Loan Securitization

In April 2021, the Company securitized approximately $435.6 million of its reverse mortgage loans, through the issuance of approximately $562.5 million of mortgage backed notes, which accrue interest at an annual rate of 1.6% on a weighted average based on the principal balance of the notes and have a scheduled final maturity date occurring in April 2051. The principal and interest on the outstanding notes will be paid using the cash flows from the related reverse mortgage loans, which serve as collateral for the debt. The securitization is callable by the Company with the optional redemption date being any date beginning with the payment date occurring in April 2024. This securitization will be accounted for as a secured financing in the Company’s Consolidated Statements of Financial Condition. Certain of the reverse mortgage loans included in the April 2021 securitization were from the Company’s prior securitization. The optional redemption for the prior securitization was exercised by the Company in April 2021. In connection with its optional redemption in April 2021, the Company paid off notes secured by reverse mortgage loans with an aggregate outstanding principal balance of $251.7 million. The notes were paid off at the related redemption price, which was par plus 5%.

Financing Lines of Credit

Mortgage Lines

The May 2021 $250.0 million facility was amended in April 2021. Under the terms of the new amended agreement, the maturity date was extended to April 2022.

The July 2021 $150.0 million facility was amended in April 2021. Under the terms of the new amended agreement, the borrowing capacity was increased from $150.0 million to $200.0 million.

The November 2021 $150.0 million facility was amended in May 2021. Under the terms of the new amended agreement, the borrowing capacity was increased from $150.0 million to $200 million and the maturity date was extended to May 2022.

Finance of America Equity Capital LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

The April 2021 $350.0 million facility was amended in May 2021. Under the terms of the new amended agreement, the maturity date was extended to May 2022.

The February 2021 $50M facility - MSR was paid off and terminated in February 2021.

Reverse Lines

The April 2021 $250.0 million facility was amended in April 2021. Under the terms of the new amended agreement, the maturity date was extended to March 2022.

Other Secured

In April 2021, the Company entered into a securities repurchase facility for $4.4 million with rolling one-month maturity dates beginning on May 28, 2021.

The April 2021 $50.0 million facility was amended in April 2021. Under the terms of the new amended agreement, the maturity date was extended to April 2022.

The April 2021 $200.0 million facility was amended in April 2021. Under the terms of the new amended agreement, the maturity date was extended to May 2021.

Related Party Transactions

FAM Third Party MSR Fund

In February 2021, FAM entered into a $350.0 million nonrevolving facility commitment with unaffiliated third party investors. Repayment of amounts drawn from the facility are repaid from excess servicing fees as well as net operating cash flows from certain identified MSRs. During April 2021, advances of $37.6 million were received by the Company.